Pursuant to 17 CFR 240.24b-2, confidential information (indicated by [***]) has been omitted from Exhibit 10.22 and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

EX-10.22

LICENSE AGREEMENT

This License Agreement (this "Agreement") effective as of the 25th day of April, 2008 ("Effective Date"), is between PARI Pharma GmbH, a German corporation with a principal place of business at Moosstrasse 3, D-82319 Starnberg, Germany ("PARI") and Transave, Inc., a Delaware corporation with registered offices at 11 Deer Park Drive, Suite 117, Monmouth Jct., NJ 08852, United States of America (“Transave”).  Each of PARI and Transave shall be referred to as a “Party,” and collectively the “Parties.”

RECITALS

WHEREAS, Transave has acquired, developed and produced certain technology and formulation rights commonly referred to as Arikace™, a proprietary amikacin antibiotic based on Transave’s proprietary sustained release liposomal technology for inhalation, for the treatment and prevention of Pseudomonas aeruginosa infection in patients with cystic fibrosis and bronchiectasis;

WHEREAS, PARI is in the business of developing and commercializing drug nebulizer devices and drug formulation methodologies, and PARI has developed a drug nebulizer device;

WHEREAS, PARI and Transave have entered into a Clinical Supply Agreement effective the 4th day of April 2007 (the “Clinical Supply Agreement”);

WHEREAS, Pari GmbH and Transave entered into a Feasibility Study Agreement dated the 10th day of January 2007, which was assigned and transferred to PARI on the 27th of March 2007 (“Feasibility Agreement”);

WHEREAS, PARI and Transave executed a Statement of Work No. 3 for the Feasibility Agreement on the 26th day of October 2007 (“Feasibility Statement of Work No. 3”);

WHEREAS, Transave desires to use a PARI drug nebulizer device for aerosolizing Arikace for pulmonary delivery, and PARI desires to optimize its drug nebulizer device for aerosolizing Transave’s Arikace for pulmonary delivery; and

WHEREAS, PARI desires to perform evaluation, research and development activities with Transave related to PARI’s nebulizer device technology, and Transave desires to pay PARI for such activities and to obtain a license to certain PARI intellectual property rights in connection with the development and commercialization of Arikace with an optimized PARI nebulizer device, all on the terms and conditions set forth herein.

AGREEMENT

In consideration of the recitals set forth above, the mutual covenants, terms and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, PARI and Transave agree as follows:

Article 1 – Definitions

As used in this Agreement, the following terms shall have the following meanings while other terms may be defined parenthetically throughout this Agreement:

1.1           “Affiliate(s)” of a Party means any person or entity that directly or indirectly owns or controls, is owned or controlled by or is under common control with such Party, in each case, only for so long as such control exists.  As used in this definition only, "control" of an entity means beneficial ownership, directly or indirectly, of fifty percent (50%) or more of the outstanding voting shares or securities or the ability otherwise to elect or appoint a majority of the board of directors or other managing authority of such entity.

1.2           [***]

1.3           “Applicable Laws and Standards” means (a) all laws, ordinances, rules, directives and regulations applicable to the Products, the Project or this Agreement, including without limitation applicable local laws and regulations in each country in the Transave Territory, (b) applicable regulations and guidelines of the FDA and other Regulatory Authorities and the ICH guidelines; (c) as applicable to the particular activities performed, Good Manufacturing Practices, Good Laboratory Practices and Good Clinical Practices promulgated by the FDA and other Regulatory Authorities or the ICH; and (d) all applicable industry and trade standards, including the applicable standards of the International Organization for Standardization (ISO).

1.4           “Arikace” means Transave’s proprietary amikacin antibiotic (including the 70 mg/ml formulation) based on Transave’s proprietary sustained release liposomal technology for inhalation.

1.5           “Billable-hour” means an hour of activities performed by or on behalf of PARI, but excluding: non-work time and time spent on traveling, training, information technology support or laboratory technical support, administrative or facilities support, time entry, finance, legal, human resources or purely clerical activities, or other support functions not directly requested by Transave.

1.6           “Commercially Reasonable Efforts” means those commercially reasonable efforts customarily used by companies in the biopharmaceutical industry (with respect to Transave) and the biomedical device industry (with respect to PARI) for carrying out in a sustained manner a particular task or obligation, and at least equivalent to those level of efforts applied by a Party for its other priority products.

1.7           “Competing Nebulizer” shall mean any Nebulizer which has the performance specification feature set forth below for a single treatment, including any Device or eFlow but excluding the [***], [***] and the [***] devices:

[***]

[***]

1.8            “Confidential Information” shall have the meaning given to it in Section 11.1.

1.9            “Control” means, with respect to an item of information or intellectual property rights, possession by such Party of the power and authority, whether arising by ownership, license, or other authorization, to disclose such item as required by this Agreement, and/or to grant and authorize licenses or sublicenses under such items that are within the scope granted to the other Party under this Agreement.

1.10          “Covered” means with respect to a product that (a) such product or its manufacture, use, sale, offer for sale, importation or exportation would infringe a Valid Claim of a Patent Right within the Intellectual Property, in the country of such manufacture, use, sale, offer for sale, importation or exportation, or (b) such product incorporates or is made using material Know-how within such Intellectual Property.

1.11          “Data” means all data, data sets, test data, pre-clinical and clinical trial data, analyses, reports, regulatory filings and approvals and the information therein or associated therewith (including drug master files and device master files, supporting data, regulatory correspondence and meeting minutes) and rights to reference the same, in each case:

(a) that are generated by either Party in the course of performance pursuant to a Work Plan or under this Agreement (“Project Data”);

(b) that are owned or controlled by PARI prior to the Effective Date, or generated by PARI during the term of this Agreement outside of performing the Work Plans, and are necessary or useful for the efforts of Transave, its Affiliates or Sublicensees in obtaining Marketing Approval for the Device (“Existing PARI Data”); or

(c) that are owned or controlled by Transave prior to the Effective Date, or generated by Transave during the term of this Agreement, and are necessary or useful for the efforts of PARI in performing the Work Plan(s) or in obtaining Marketing Approval for the Device but excluding any Data related to the Project Intellectual Property (“Existing Transave Data”).

1.12          “Device” means the eFlow (including the following components:  control unit with screen, nebulizer handset with aerosol head, nebulizer connection cord and power supply) that is based on the Present Device, that is to be optimized or developed for use with the Drug Product, and that otherwise at least meets the Specifications, as defined below and recited in Exhibit 1.38 for a single treatment, but specifically excluded from the foregoing are the [***], [***] and [***] devices.  The Parties acknowledge and agree that until the Device is finalized in accordance with this Agreement, the Present Device shall be used by the Parties hereunder for research, development and testing efforts related to this Agreement.

1.13          “Device Accessories” means those types of accessories sold by PARI as of the Effective Date or during the term of this Agreement for use with Devices, which are not specific to the drug substance being delivered by such Devices, including e.g. power adapters, carrying cases, face masks, and any replacement parts associated with the foregoing.

1.14          “Drug Product” means an Arikace pharmaceutical preparation that is formulated for delivery via pulmonary administration exclusively for use with the Device in the Transave Field.

1.15          “eFlow” shall mean the Nebulizer proprietary to PARI or its Affiliates that is based on perforated vibrating membrane technology and includes the mixing chamber and valve system associated with the device that is currently sold under the tradename EFLOW®.

1.16          [***]

1.17          “Expired”, “Expiration” or “Expiry” means expired, lapsed, been canceled or become abandoned and has not been finally found to be invalid (or not valid) or unenforceable by an unreversable or unappealable (or for which no appeal has been timely filed) final decision or judgment of a court or other authority or agency of competent jurisdiction.

1.18          “Exploit” or “Exploitation” means to formulate, research, test, develop, seek regulatory approval for, make, have made, use, sell, have sold, offer for sale, market, promote, import, export, display, distribute or otherwise commercialize or dispose of.

1.19          “FDA” means the United States Food and Drug Administration or any successor to that agency.

1.20          “First Commercial Sale” means the first commercial sale of a Drug Product subject to royalties under Article 6, by or under authority of Transave, its Affiliates and/or their Sublicensees in a country in the Transave Territory, after Marketing Approval in such country has been obtained.

1.21          “GAAP” means generally accepted accounting principles in the United States or Germany, or the International Accounting Standard, consistently applied by a Party throughout its enterprise.

1.22          “Good Manufacturing Practices,” or “GMP” means all good manufacturing practices as promulgated by the Regulatory Authority of the country where the Device is being sold, in the form of laws or regulations or guidance documents, for the manufacturing of pharmaceutical products, including in the United States as promulgated by the FDA 21 CFR §§ 210-211, and medical devices, including 21 CFR § 820 – Quality System Regulation.

1.23          “GMP Manufacturing” means all processes and activities typically engaged in by a person or entity in the pharmaceutical or medical device industry for the GMP manufacture of a product or component thereof, including procuring raw materials, manufacturing, quality control and assurance testing, GMP record keeping, packaging and labeling.

1.24          “Improvement” means any improvements, modifications, discoveries, inventions, developments, enhancements, derivative works, including the technology, Know-how and other intellectual property rights associated therewith, whether or not patentable or registrable or otherwise protectable, in each case with respect to the Device or any other eFlow.

1.25          “Initiation” of a clinical trial means the first dosing of the first human patient in such trial.

1.26          “Intellectual Property” means (a) any of the following, whether existing now or in the future anywhere in the world:  patents, inventor’s certificates, registrations and applications therefor, including any provisionals, additions, divisionals, continuations, substitutions, continuations-in-part, together with re-examinations, reissues, renewals or extensions thereof and all foreign counterparts of any of the foregoing (collectively, “Patent Rights”), and (b) all Data, ideas, pharmaceutical, chemical and biological materials, products and compositions, tests, assays, techniques, methods, procedures, technical and non-technical data and other information relating to any of the foregoing, drawings, plans, designs, diagrams, sketches, specifications or other documents containing such information or materials, and business processes, price data and information, marketing data and information, sales data and information, marketing plans and market research (collectively, “Know-how”).  It is understood, however, that Know-how does not include information that falls within exceptions of the definition of “Confidential Information” set forth in Section 11.1 of this Agreement.  Intellectual Property includes all enforcement rights.

1.27          “MAA” means a fully completed marketing authorization application (filed with the FDA, if in the United States or to the counterpart of the FDA if outside the United States), including all supporting documentation and data required for such application to be accepted for substantive review, filed with a Regulatory Authority to seek Marketing Approval for a particular indication in a particular country.  It is understood that MAA does not include applications for pricing or reimbursement approval.

1.28          “Major EU Countries” means Germany, France, UK, Italy and Spain.

1.29          “Marketing Approval” means all approvals, registrations or authorizations of any governmental entity that are necessary for the manufacturing, use, storage, import, transport and sale of products in a regulatory jurisdiction.

1.30          “Most Recent Qualified Financing” means, as of any given date, the most recent preferred stock financing of Transave which establishes an arms-length valuation for the shares of preferred stock issued in such financing and pursuant to which purchasers have purchased, or have committed to purchase, preferred stock of Transave with an aggregate purchase price of at least [***].  As of the date of this Agreement, the Most Recent Qualified Financing is the sale of Series D Convertible Preferred Stock of Transave pursuant to that certain Series D Convertible Preferred Stock Purchase Agreement, dated as of December 14, 2007 (as amended), by and among Transave and the Purchasers named therein.

1.31          “Nebulizer” shall mean any nebulizer or other device that delivers a formulation in the form of droplets to the airways, including the Device, any Competing Nebulizer and eFlow.  For the avoidance of doubt, the term “Nebulizer” shall not include any device that delivers a formulation solely or primarily via a nasal route of administration.

1.32          “Net Sales” means the gross amounts received by Transave, its Affiliates and its permitted Sublicensees for their sales of Drug Product for use with a Device to third parties less the following deductions: (a) trade, wholesale, quantity, cash or other discounts, refunds, returns, rebates, credits and allowances to the extent actually taken; (b) import, export, excise, sales or use taxes, value added taxes, and other taxes, tariffs and duties imposed on such sales and actually paid by Transave, its Affiliates or permitted Sublicensees, as applicable; (c) out-bound packaging, handling, transportation, freight and freight insurance to the extent actually paid; (d) rebates, allowances or credits mandated by any government; (e) reimbursements, credits or chargebacks actually granted, allowed or incurred in the ordinary course of business (including any credits, volume rebates, charge-back and prime vendor rebates, reimbursements or similar payments granted or given to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations); and (f) payments or rebates paid in connection with sales to any governmental authority in respect of any state or federal Medicare, Medicaid or similar programs.  All calculations shall be made in accordance with GAAP.

1.33          “Optimization” means certain technical revisions of the Present Device.

1.34          “Optimization Project” means the project currently being performed according to the Feasibility Statement of Work No. 3, a copy of which is attached to Exhibit 2.2.

1.35          “PARI Intellectual Property” means all Intellectual Property owned or Controlled by PARI and its Affiliates, as of the Effective Date or during the term of this Agreement, including that which (a) relates to its formulation technology, including PARI’s liposomal technology (but excluding with respect to Arikace), the Device or the manufacture or use of the Device, or (b) are necessary or useful for either Party to perform the Project, or (c) are necessary or useful for Transave, its Affiliates or Sublicensees to commercialize the Device with the Drug Product in the Transave Field.  For clarity, PARI Intellectual Property includes without limitation all Existing PARI Data, existing PARI Know-how, Project Intellectual Property, all Patent Rights listed on Exhibit 1.35 and all Improvements (subject to Section 2.5.2).

1.36          “Phase II Trial” means a clinical trial of a drug product in human patients, the primary endpoints of which are to define the optimal dose and clinical end points that will be used during a Phase III Trial.

1.37          “Phase III Trial” means a clinical trial of a drug product conducted in an expanded patient population at multiple sites, which is statistically powered and designed to definitively establish safety and efficacy with respect to a particular indication of one or more particular doses in the patients being studied and to provide the statistical and clinical basis for Regulatory Approval of such drug product.

1.38          “Present Device” means the present configuration no. 40L of eFlow, having the performance characteristics ascribed to such configuration in Exhibit 1.38.

1.39          “Products” means the individual Drug Product and/or the Device for use with the Drug Product.

1.40          “Project” means all activities to be performed by PARI, individually or jointly with Transave or third parties, that are set forth in a specific Work Plan.

1.41          “Project Director” means a development executive appointed by each Party to serve as such Party’s principal coordinator and liaison for the Project.  Except in the case of an emergency, each Party agrees to provide thirty (30) days written notice to the other Party prior to replacing its Project Director.  The initial Project Directors shall be: [***] for PARI and [***] for Transave.

1.42          “Project Intellectual Property” means all Intellectual Property that is invented or created in the course of performance of a Work Plan under this Agreement, including without limitation any Intellectual Property directed to the Nebulizer apparatus, components or methods of manufacture thereof, regardless of who develops it.  For clarity, the Project Intellectual Property excludes the Project Data, the Existing PARI Data, Existing Transave Data, and any Know-how owned or Controlled by PARI or Transave prior to the Effective Date and any Intellectual Property solely relating to Arikace.

1.43          “Project Rate” with respect to activities under a Work Plan means [***].

1.44          “Qualified Stock” means the series of preferred stock issued by Transave in the Most Recent Qualified Financing.  As of the date of this Agreement, the Qualified Stock is Transave’s Series D Convertible Preferred Stock.

1.45          “Qualified Stock Price” means the price per share paid by the purchasers of Qualified Stock in the Most Recent Qualified Financing (as equitably adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or similar event with respect to such Qualified Stock).  As of the date of this Agreement, the Qualified Stock Price is $0.2001 per share.

1.46          “Recall” means a recall, withdrawal, or field correction of any product for any reason, or a dissemination of information regarding such product due to a change in the labeling of such product.

1.47          “Regulatory Authority” means any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the EMEA), or other governmental entity in the Territory involved in regulation of or the granting of Marketing Approval for the Products or the development, manufacture, use or commercialization thereof.

1.48          “Royalty Term” means, on a country-by-country basis, the period commencing on the date of First Commercial Sale of Drug Product and continuing until the later of (a) Expiration of the last Valid Claim covering the particular Device in the particular country in which such Product is sold or (b) [***] after First Commercial Sale of the Drug Product in such country in the Transave Territory.

1.49          “Sale of Business Transaction” means the sale or transfer by Transave, directly or indirectly, of all of its rights in the Drug Product to a third party, excluding Affiliates of Transave, during the term of this Agreement.  A change of “control” in Transave shall be deemed a Sale of Business Transaction.  For the purpose of this definition, an individual corporation or other entity shall be deemed to “control” another corporation if it owns, directly or indirectly, more than fifty percent (50%) of the voting shares, or has the power to elect more than half the directors, of such corporation.

1.50          “Secondary Indication(s)” means the pulmonary administration of Drug Product for the treatment or prophylaxis of one or more of the following:  [***] or [***], provided, however, that [***], and the treatment of such indications with [***], [***] and/or the [***] devices shall be excluded from the definition of Secondary Indications.

1.51          “Specifications” means the specifications, performance characteristics, parameters and requirements for the Device or other deliverables set forth in a Work Plan or user requirement specifications agreed to in writing between the Parties.  The initial Specifications for the Present Device and the currently anticipated target Device are set forth in Exhibit 1.38.  Transave shall amend Exhibit 1.38 to (i) amend existing parameters or add additional parameters to, the original Specifications for the Device as necessary or desirable based on results of the clinical data, or (ii) add an additional set of Specifications for a Device for a Secondary Indication.  Amendments shall be made by Transave and submitted in writing to PARI for approval, which shall not be unreasonably withheld. After approval by PARI, each amendment shall become part of this Agreement and incorporated herein.  Each amendment shall be substantially in the format of Exhibit 1.38 and sequentially labeled (Exhibit 1.38A, Exhibit 1.38B, etc.), and shall indicate if it supersedes any of the previous Exhibits 1.38.

1.52          “Sublicensee” means any person or entity who receives a sublicense from Transave under Section 4.1 of this Agreement to Exploit the Device with the Drug Product to a non-Affiliate Third Party.

1.53          “Third Party License Agreement” [***].

1.54          “Transave Field” means the pulmonary administration of Drug Product for the treatment or prophylaxis of cystic fibrosis (CF) and/or bronchiectasis.  In addition, upon request or election by Transave, the “Transave Field” shall further include one or more of the Secondary Indications, subject to and in accordance with the provisions of Section 2.6.

1.55          “Transave Intellectual Property” means all Intellectual Property owned or Controlled by Transave and its Affiliates, as of the Effective Date or during the term of this Agreement, including that which (a) relates to its liposomal formulation technology, (b) is reasonably necessary or useful for either Party to perform the Project but excluding all Improvements, or (c) that solely relates to the Drug Product and is invented or created in the course of performance of a Work Plan or under this Agreement.  For clarity, Transave Intellectual Property includes without limitation all Existing Transave Data, existing Transave Know-How and the Project Data (subject to the restrictions set forth in Section 3.2(b)).

1.56          “Transave Territory” means the entire world.

1.57          “Valid Claim” means a claim in an issued patent within the PARI Intellectual Property, including the Project Intellectual Property, which has not Expired.

1.58          “Work Plan” means the activities, deliverables, timelines, Specifications and budget for the Project, established by the Parties pursuant to Section 2.2.

Article 2 – Development Project

2.1            Scope of the Project.  Subject to the terms and conditions of this Agreement, the Parties shall collaborate, in accordance with one or more Work Plan(s), for Optimization of the Device for use with the Drug Product.

2.2           Work Plans.  The initial Work Plan is set forth in Exhibit 2.2, which may be amended by Transave based on the results of the Optimization Project with the consent of PARI, such consent not to be unreasonably withheld.  Additional Work Plans may be added, sequentially numbered as Exhibit 2.2A, 2.2B, etc., and attached to this Agreement.  Transave may request additional services to be performed by PARI or request changes to any existing Work Plan(s), all in accordance with this Section 2.2.

(a)              Upon any such request by Transave which shall specify deliverables and Specifications, PARI shall promptly prepare and submit to Transave a draft Work Plan or an amendment based on such request, setting forth in reasonable detail the services to be performed, the time and FTEs required for such services, timelines for the performance and completion of such services, and a budget for any out-of-pocket costs required to be expended.  It is understood that PARI may also propose additional Work Plans or amendments on its initiative, and shall submit a draft thereof to Transave in the same form for approval by Transave.

(b)              The Parties shall negotiate in good faith the final version of any additional Work Plan or amendment to a Work Plan, any of which shall be effective only after mutual agreement by the Parties thereon in writing.  In the event of any conflict between a Work Plan and the terms and conditions of this Agreement, this Agreement shall control.

(c)              PARI shall use Arikace or Drug Product provided to PARI solely for the purpose of Optimization of the Device pursuant to a Work Plan and shall not use Arikace or Drug Product for any other purpose.  PARI shall not formulate, modify or reverse engineer the Drug Product or Arikace.

(d)              Transave and its permitted Sublicensees shall use the Device solely with the Drug Product in accordance with the terms of this Agreement and shall not modify or reverse engineer the Device.

2.3           Management.

2.3.1           Joint Steering Committee.  Promptly after the Effective Date, Transave and PARI shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”), comprising three members chosen by each Party, to oversee, review and coordinate the activities of the Parties under this Agreement, including the performance of the Project and the development, manufacture and commercialization of the Product.  The JSC shall be responsible for: (a) overseeing the activities of the Parties under this Agreement; (b) resolving disputes and disagreements under this Agreement; and (c) undertaking or approving such other matters as are specifically provided for the JSC under this Agreement.  JSC will be responsible for developing a full charter for the Joint Steering Committee, and obtain written approvals from the CEO (as defined below) of the Parties.  JSC meetings that must take place in person shall alternate between the place of business of each Party, unless otherwise agreed to by the Parties. Written minutes of all meetings will be provided within ten (10) business days of the meeting/teleconference to the members of the JSC.

2.3.2           Decision Making.  Decisions of the Joint Steering Committee shall be made by unanimous vote of the members present in person or by other means (e.g., teleconference) at any meeting, with at least one representative from each Party participating in such vote.   In the event that the JSC is unable to reach unanimity with respect to a particular matter, then either Party may, by written notice to the other, have such matter referred to the President or Chief Executive Officer (“CEO”) of each of the Parties, who shall discuss and attempt to resolve such matters to the Parties’ mutual satisfaction within thirty (30) days thereafter.  If the Parties are unable to resolve such dispute in accordance with this Section 2.3.2, Article 14 of this Agreement shall apply.

2.3.3           Reserved Rights.  Notwithstanding the foregoing, however, in the event either Party reasonably determines that a final decision of the JSC pursuant to Section 2.3 will result in a hazardous or unsafe Device or Drug Product, or infringement of a third party’s patent rights, then that first Party shall provide the JSC with information supporting its belief.  Upon delivery of such information, and discussion with the second Party at the JSC, the first Party shall have the right to refrain from implementing such decision in its performance of this Agreement, provided that if the second Party in good faith disagrees with the basis of such determination, the Parties shall resolve the disagreement in accordance with Section 2.3.2.  Notwithstanding the foregoing, nothing in this Article 2 shall be deemed to require either Party to take any action that it believes is unlawful.

2.3.4           Limited Authority. The decisions of the JSC, whether under this Section 2.3 or under any other section of this Agreement, shall not have the power to amend or contradict the terms of this Agreement or the agreed upon Work Plans, nor substitute for either Party’s ability to exercise any right, nor excuse the performance of any obligation, set forth in this Agreement.

2.4           Conduct of the Project.  Subject to the terms and conditions of this Agreement, each Party shall use Commercially Reasonable Efforts to perform the activities assigned to it under a Work Plan in accordance with the Specifications, timelines and budgets set forth therein, under the supervision of the JSC.  Each Party shall keep the JSC informed as to its progress under a Work Plan.

2.5           Improvements.  Notwithstanding anything to the contrary in this Agreement, if PARI develops an incremental Improvement, then PARI shall incorporate such Improvement into the Device, without further consideration, if (i) it is not contractually prohibited from doing so by the agreement under which such Improvement was developed, (ii) PARI generally incorporates such Improvement into an eFlow for use in CF, Bronchiectasis or such Secondary Indication (but in this instance only, without reference to the Drug Product contained in the definition of Secondary Indication in Section 1.50) that has been included in the Transave Field pursuant to Section 2.6, and (iii) it is consistent with the Specifications and the applicable regulatory requirements.  If an Improvement is not an incremental Improvement (e.g., a major Improvement or a new 510(k) is or will be filed), then PARI shall, to the extent it has the right to do so, offer Transave an opportunity to review such Improvement for a period of sixty (60) days from receipt of a description of such Improvement and a plan for development of such Improvement and possible incorporation into the Device in order for Transave to determine whether it wishes to have such Improvement incorporated into the Device and thereby be incorporated into the license granted pursuant to Section 4.1.   If Transave determines (by giving written notice to PARI) within such sixty (60) day period that it desires to benefit from the Improvement and include the Improvement in the Device, such Improvement shall be automatically included in PARI Intellectual Property. If Transave does not give written notice to PARI within the sixty (60) day period of its desire to benefit from the Improvement, Transave shall be deemed to have rejected the Improvement and PARI shall have no obligation to include the Improvement in the Device.  Notwithstanding anything to the contrary in this Agreement, if PARI develops an Improvement and desires to obtain patent protection for such Improvement, PARI shall be free to obtain such protection and may take all steps necessary, appropriate or advisable thereto, provided that Transave's rights under this Agreement shall not be restricted or limited in any way.

2.6           Designation of Secondary Indication.  During the Term, if Transave desires to add one or more Secondary Indications to the Transave Field it will notify PARI thereof in writing.  Also, if at any time during the Term of this Agreement, PARI negotiates with a third party to license PARI Intellectual Property in one or more Secondary Indications, PARI agrees that, prior to entering into a binding definitive licensing agreement, whether oral or written, whether in the form of an agreement, term sheet, letter of intent or other format, with such third party, PARI shall provide notice to Transave of such negotiations and shall offer to Transave the option to add such Secondary Indication(s) to the Transave Field; provided, however, that PARI shall not be obligated to offer such Secondary Indication to Transave if Transave has already entered into a binding definitive licensing agreement, whether oral or written, whether in the form of an agreement, term sheet, letter of intent or other format, for another Nebulizer with a third party for such Secondary Indication.  Transave shall have thirty (30) days from the date of receipt of notice to exercise this option by sending a written notice thereof to PARI.

Notwithstanding the foregoing, PARI shall be permitted to conduct development activities on its own or with a third party with respect to the Secondary Indications, including feasibility studies and the notice obligation and right of first refusal of Transave shall not apply thereto.  If Transave desires to add a Secondary Indication either pursuant to the first sentence of this paragraph or by exercising its option, the Parties shall negotiate in good faith commercially reasonable and mutually acceptable diligence requirements, non-compete provisions, termination rights and such other terms and conditions as the Parties may identify for the applicable Secondary Indication(s), [***]

2.7           [***].  At any time, the Parties may agree to discuss a potential license agreement related to [***] for use with Arikace.

2.8           Project Fees.  Transave shall compensate PARI for its performance of the Work Plans at the Project Rate [***] (“Project Fees”).  The Project Fees shall be invoiced to and paid by Transave in accordance with Section 9.1 below.  Except for the compensation and reimbursement set forth in this Section 2.8, each Party shall perform all of its activities under the Work Plans at its own cost.

2.9           Reports.  PARI’s obligations to provide reports will be as specified in individual Work Plans.  In addition to any meetings, working groups or reviews required under the Work Plan, PARI shall provide Transave with reasonable access to the Project Director, from time to time throughout the term of the applicable Work Plan.  Such access shall be at Transave's reasonable request, during regular business hours and mutually convenient times, and may include (without limitation) teleconferences, email, face-to-face meetings or other visits to PARI's facility.

2.10           Subcontractors.  PARI shall not subcontract its performance of the Project to another entity without Transave’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned.  In any case, PARI shall remain completely responsible for all acts and omissions of its subcontractors for any Project activities that are subcontracted.

Article 3 – Intellectual Property

3.1           Existing Intellectual Property Ownership and Limited License Grant.

(a)     Transave shall exclusively own the Transave Intellectual Property and any improvements, enhancements or modifications in and to the foregoing conceived or developed by either Party pursuant to this Agreement.  Except for the license expressly granted in 3.1(b), no other license in the Transave Intellectual Property is granted to PARI by implication, estoppel or otherwise.  PARI shall exclusively own the PARI Intellectual Property and any improvements, enhancements or modifications in and to any of the foregoing conceived or developed by either Party pursuant to this Agreement, including all Improvements.  Except for the licenses expressly granted in this Agreement, no other license in the PARI Intellectual Property is granted to TRANSAVE by implication, estoppel or otherwise.

(b)        Subject to the terms and conditions of this Agreement, Transave hereby grants PARI a royalty-free, non-exclusive, non-transferable (except to its Affiliates and as expressly provided herein) license under the Transave Intellectual Property solely to perform PARI’s obligations and responsibilities under the Work Plans and this Agreement.  PARI hereby grants to Transave, until initiation of the Royalty Term, a royalty-free, non-exclusive license under the PARI Intellectual Property and PARI Project Intellectual Property solely to perform Transave’s activities, under this Agreement including the development of Drug Products, provided, however that all Improvements shall be exclusively owned by PARI and Transave shall not file any patent application that incorporates the PARI Intellectual Property and/or the Project Intellectual Property.

3.2           Project Intellectual Property Ownership and Project Data Ownership.

(a)           PARI shall exclusively own the Project Intellectual Property.  Transave agrees to assign and hereby assigns to PARI all right, title and interest in and to Project Intellectual Property.

(b)           Subject to Section 3.3 below, Transave shall exclusively own all Project Data; provided, however, that Transave (i) shall not use any Project Data with, or share, transfer or license to PARI Competitor pursuant to Section 4.1.3 below and (ii) Transave shall not file any patent application or amendment that incorporates the PARI Intellectual Property and/or the Project Intellectual Property in the claims thereof.  Transave shall give PARI reasonably sufficient advance notice and opportunity to review any patent applications, prior to filing, that first incorporate any particular PARI Intellectual Property or Project Intellectual Property.  If, within fifteen (15) days after receipt, PARI notifies TRANSAVE in writing that TRANSAVE's patent application contains PARI Intellectual Property or Project Intellectual Property that is patentable but for which PARI has not previously filed for patent protection, then TRANSAVE agrees to delay filing of its application for an additional thirty (30) days, to permit PARI to prepare and file a patent application to protect such PARI Intellectual Property or Project Intellectual Property.  In the event Transave nevertheless files a patent application that claims the PARI Intellectual Property or any Project Intellectual Property, then PARI shall receive a non-exclusive, perpetual, world-wide, fully paid-up, sublicensable, unrestricted, irrevocable right and license to research, formulate, develop, seek regulatory approval for, make, have made, use, sell, have sold, offer for sale, market, promote, import, export, display, make derivative works of, copy, distribute, perform, license, sublicense or otherwise commercialize, exploit or dispose of the PARI Intellectual Property or any Project Intellectual Property to the extent claimed in such patent application and/or patent.  In the event that Transave uses Project Data (that have been generated based on the utilization of the Device) to file a patent application, then PARI shall have a non-exclusive, perpetual, world-wide, fully paid-up, licensable, unrestricted right and license (outside of the Transave Field) (1) to practice under any apparatus claim that claims a Device, Nebulizer that is proprietary to PARI, or component thereof, and any method of manufacture claim that claims a method of manufacturing a Device, Nebulizer that is proprietary to PARI, or component thereof, in any such patent that is based on such Project Data , and (2) to practice under any method of use claim that is a method of using a Device, Nebulizer that is proprietary to PARI, or component thereof, in any such patent that is based on such Project Data to the extent necessary to avoid any liability on PARI’s part for infringement of such method of use claims.  Notwithstanding anything to the contrary in the foregoing, PARI shall not obtain any rights under this Section 3.2(b) to Exploit any Transave proprietary drug product or formulation thereof.

3.3           Default on Project Fees.  Subject to Article 14, in the event of a default in the payment of any undisputed Project Fees under this Agreement, which default is not cured within thirty (30) days after Transave receives written notice thereof by PARI referencing this Section 3.3, specifying in detail the amount of Project Fees alleged to be unpaid and a calculation thereof, and providing all relevant supporting documentation evidencing such calculation, then Transave shall not have the right to use such specific Project Intellectual Property and Project Data that was conceived or developed by PARI that was not paid for in accordance with the Work Plan by Transave.  In such event, however, it is understood that Transave shall retain the right to use and Exploit other Project Intellectual Property and Project Data that Transave has fully paid for in accordance with the Work Plan and this Article 3.

3.4           Scientific Records. PARI shall maintain laboratory notebooks and all technical, scientific, accounting and other records in sufficient detail and which shall reflect work done, results achieved, intellectual property developed, including all data in the form required by Applicable Laws and Standards, which shall be kept for three (3) years after completion or termination of the respective Work Plan or any longer period mandated by Applicable Laws and Standards.  However, records supporting the relevant PARI Patent Rights and the Project Intellectual Property shall be kept for the longer of a period of fifteen (15) years after First Commercial Sale of Drug Product in any country in the Transave Territory or 20 years from the date of filing of any intellectual property related to this project or a longer period mandated by Applicable Laws and Standards.

3.5           Patent Protection.  Except as set forth in Section 3.6 with respect to the Joint Patents, PARI has the sole discretion and responsibility, at its expense, to prepare, file, prosecute, maintain, defend, and enforce any patent applications and patents, as applicable, to PARI Intellectual Property and Project Intellectual Property.  TRANSAVE has the sole discretion and responsibility at its expense, to prepare, file, prosecute, maintain, defend, and enforce any patent applications and patents, as applicable, to TRANSAVE Intellectual Property. In any case and pursuant to this Section 3.5, TRANSAVE shall not, without PARI’s prior written consent, to be withheld in its sole discretion, prepare, file, prosecute, maintain, defend, or enforce any patent applications and patents, as applicable, relating to the Device or any other eFlow or otherwise incorporate PARI Intellectual Property and/or the Project Intellectual Property, including but not limited to eFlow, or PARI’s proprietary TouchSpray® Technology.  In any case and pursuant to this Section 3.5, PARI shall not, without Transave’s prior written consent, to be withheld in its sole discretion, prepare, file, prosecute, maintain, defend, or enforce any patent applications and patents, as applicable, relating to the Drug Product.

3.6           Joint Patents.  PARI and Transave are currently discussing the potential of filing a joint patent application (the “Joint Patent”).  The Parties hereby agree that no Joint Patent application shall be filed without (i) the consent of the other Party and (ii) the Parties having entered into an Addendum to this Agreement outlining the respective rights and obligations, including provisions regarding ownership, rights of use, restrictions of use, prosecution, enforcement and defense, with respect to the Joint Patent.

Article 4 – Commercial License

4.1           Commercial License

4.1.1           Exclusive Grant in Transave Field.  During the Royalty Term, PARI hereby grants Transave a royalty-bearing exclusive right and license in the Transave Territory, (with the right to grant and authorize sublicenses, except with respect to [***] which PARI shall sublicense at Transave’s request according to Section 4.1.4, provided (x) such Sublicensees agree to be bound by the terms of this Agreement, (y) Transave shall nonetheless remain liable to PARI for any breach by a Sublicensee of this Agreement and (z) such Sublicensee is not a PARI Competitor pursuant to Section 4.1.3 below), under PARI Intellectual Property and Project Intellectual Property to Exploit (subject to Section 4.1.1 below) the Device for use with the Drug Product in the Transave Field; provided, however, that Improvements are governed by Section 2.5.2.  For clarity, the license of this Section 4.1.1 shall be exclusive, except with respect to the [***], in the Transave Field even as to PARI, and PARI shall not practice itself, nor grant to a third party, any rights with respect to PARI Intellectual Property or Project Intellectual Property for use in the Transave Field in the Transave Territory, except with respect to the [***].  Upon expiration of the Royalty Term, the foregoing license shall be rendered non-exclusive, fully paid-up and royalty-free, on a country-by-country basis; provided, however, that upon Transave’s written request, such license shall remain exclusive, on a country-by-country basis, subject to Transave’s continued payment of royalties for such country as set forth in Section 6.1 of this Agreement.

4.1.2           Manufacturing Rights.  Transave covenants that it shall not, and it shall cause its Affiliates and permitted Sublicensees not to, exercise rights to manufacture the Device for use with the Drug Product, the Device, the Device Accessories or any components of any of the foregoing under the license of this Section 4.1 except pursuant to a fully executed Commercial Supply Agreement as set forth in Section 8.9 of this Agreement.

4.1.3           Restriction of Certain Sublicenses.  Transave shall not grant to a PARI Competitor a sublicense under the PARI Intellectual Property without PARI’s prior written consent.  For such purposes a “PARI Competitor” shall mean an entity identified in Exhibit 4.1 hereto.

4.1.4           Sublicense of [***].  Transave acknowledges that a portion of the PARI Intellectual Property includes PARI's rights under the Third Party License Agreement.  In the event Transave transfers or sublicenses the license granted in this Section to a third party, such rights shall be excluded from such transfer or sub-license.  However, in the event that Transave transfers or sublicenses to a third party any of the license rights granted in this Section 4.1, upon Transave’s request, PARI shall directly grant to such third party a sublicense of PARI’s rights under the Third Party License Agreement for no additional consideration, other than that already due to PARI under this Agreement with respect to any transfer or sublicense of rights granted to Transave in this Section 4.1.  Such transfer or sublicense shall be subject to the terms and conditions of this Agreement.

4.2           Exclusivity of Efforts.  The Parties acknowledge and agree that nothing contained in this Section 4.2 shall limit PARI from researching, developing, manufacturing, or commercializing medical devices (including existing devices) as stand alone devices outside of the Transave Field other than the Device (subject to PARI’s obligations under Section 2.6).

(a)           Non-Compete.  Subject to Section 4.2(b) below and the AKITA Rights, during the Term of this Agreement, PARI agrees that it and its Affiliates shall not compete with Transave (x) in CF and/or Bronchiectasis with a Competing Nebulizer in the Transave Field, within the Transave Territory, or (y) otherwise engage in the research, development, manufacture and/or commercialization of amikacin for pulmonary administration using a Competing Nebulizer.  In addition, during the term of this Agreement, PARI agrees that it and its Affiliates shall not compete with Transave or otherwise engage in the research, development, manufacture and/or commercialization of any liposomal formulation of tobramycin, ciprofloxacin and levofloxacin for pulmonary administration, provided, however, that the foregoing restrictions in this sentence shall not apply with respect to (i) the right of any third party licensee (but only to the extent such right is existing and in effect as of the Effective Date) to research, develop, manufacture and/or commercialize any liposomal formulation of tobramycin, ciprofloxacin and levofloxacin for pulmonary administration pursuant to any licensing agreements entered into by PARI or its Affiliates prior to the date of this Agreement, and (ii)  the right of PARI and its Affiliates to enter into additional agreements that would be necessary or useful to exploit, but do not expand, existing rights under such licensing agreements referred to in (i), such as testing agreements, and clinical and commercial supply agreements, with any such third party licensee related to the research, development and manufacture and/or commercialization of products generated pursuant to those respective licensing agreements,; except the foregoing restrictions in this sentence shall apply, notwithstanding (i) or (ii), with respect to any research, development, manufacture and/or commercialization of any such liposomal formulations for pulmonary administration using a Nebulizer that includes any developments or optimizations generated under Feasibility Statement of Work No. 3.  Notwithstanding the foregoing, the Parties acknowledge and agree that PARI is able to supply medical device product information to customers and sell medical devices other than Competing Nebulizers to customers and patients indicated to deliver amikacin for any indication (including clinical development and clinical research), including CF and Bronchiectasis, and that such uses shall not conflict with the prohibitions of this Section 4.2(a).

(b)           Transave Diligence.  PARI’s obligations under Section 4.2(a) shall be conditioned upon Transave complying with its diligence obligations as set forth in Sections 7.1 and 7.2.

(c)           During the term of this Agreement, Transave agrees that it and its Affiliates shall not compete with PARI or otherwise engage in the  research, development manufacture and/or commercialization of any liposomal formulation of cyclosporin.

4.3           Rights in Bankruptcy.  All rights and licenses granted under or pursuant to any section of this Agreement are, and shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, 11 U.S.C. § 101 et seq., licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

Article 5 – Upfront License Fee and Milestones

5.1           Upfront License Fee.  After execution of this Agreement and within thirty (30) days after receipt of written notice of PARI’s election under Section 5.3(a), Transave shall pay PARI (a) [***] either in cash, or the equivalent in Qualified Stock, or a combination of cash and Qualified Stock, at PARI’s option as provided in section 5.3(a) below, plus (b) the equivalent of [***] in Qualified Stock, as an upfront license fee.

5.2           Milestones.  In further consideration of the rights and license granted by PARI under this Agreement, Transave agrees to make the following milestone payments to PARI, upon the first achievement of the corresponding events set forth below by or under authority of Transave, within thirty (30) days after Transave’s receipt of written notice of PARI’s election under Section 5.3(b) below.  For avoidance of doubt, each Milestone Payment is payable only once.

MILESTONE EVENT	MILESTONE PAYMENT
1. Receipt of any positive trial report from the first Phase IIb Trial that are sufficient to support the advancement of Drug Product development with the Device into the first Phase III Trial	[***] either in cash, Qualified Stock or a combination of cash and Qualified Stock; plus [***] in Qualified Stock

2. Initiation of the first Phase III Trial of Drug Product with the Device	[***] either in cash, Qualified Stock or a combination of cash and Qualified Stock

3. First Acceptance of MAA (or equivalent) submission in the US for such Drug Product with the Device	[***] either in cash, Qualified Stock or a combination of cash and Qualified Stock

4. First receipt of Marketing Approvals in the United States for both (i) such Drug Product and (ii) the Device	[***] either in cash, Qualified Stock or a combination of cash and Qualified Stock

5. First receipt of Marketing Approvals in the first of the Major EU Countries for both (i) such Drug Product and (ii) the Device, in the same Major EU Country	[***] either in cash, Qualified Stock or a combination of cash and Qualified Stock

Total	[***]

5.3           Equity Issuances.  Subject to the limitations set forth in Sections 5.3(d) and 5.3(e) below, PARI may elect, as set forth below, to receive any or all of the payments set forth in Sections 5.1 and 5.2 above in the form of Qualified Stock in lieu of cash, as set forth below in this Section 5.3.

(a)           Upfront License Fee.  Within thirty (30) days of the execution of this Agreement and provided PARI has received the information set forth in paragraphs (b)(iii) and (iv) below, PARI shall notify Transave in writing whether or not it elects to receive Qualified Stock in lieu of the upfront license fee payment of [***] set forth in Section 5.1(a) above.  If PARI fails to make its election within such thirty (30) days and provided PARI has received the information set forth in paragraphs (b)(iii) and (iv) below, then Transave may, in its sole discretion, make such payment in cash, Qualified Stock or a combination of cash and Qualified Stock, in the manner set forth in Section 5.3(c) below.

(b)           Milestone Payments.  Promptly following the occurrence of each of the Milestone Events specified in Section 5.2 above, Transave shall provide to PARI (i) written notification that such milestone event has occurred; (ii) to the extent not previously provided, a summary of the terms of the Qualified Stock that PARI may elect to receive in connection therewith; (iii) to the extent not previously provided, copies of any voting agreement or co-sale agreement to which other holders of such Qualified Stock are parties, as well as any other document restricting the transferability of such shares of Qualified Stock; and (iv) such financial or other information reasonably requested by PARI.  For the avoidance of doubt, all materials and other information provided to PARI pursuant to this Section 5.3 shall be deemed to be Confidential Information subject to Article 11 of this Agreement.  PARI shall, within thirty (30) days after Transave’s delivery of the foregoing information, notify Transave in writing whether or not it elects to receive Qualified Stock in lieu of the cash milestone payment applicable to such milestone event.  If PARI fails to make its election within such thirty (30) days, then Transave may, in its sole discretion, make such payment in cash or Qualified Stock, in the manner set forth in Section 5.3(c) below.

(c)           Calculation of Number of Shares of Qualified Stock.  [***]

(d)           Conditions to Issuance of Equity.  In the event that Transave issues Qualified Stock to PARI hereunder, the share certificate(s) evidencing such Qualified Stock shall be endorsed with customary securities legends, and the issuance of such Qualified Stock shall be subject to applicable federal and state securities laws and the restrictions and other terms of Transave’s bylaws and other organizational documents.  In addition, PARI must as a condition precedent to the receipt of such Qualified Stock:  (i) if requested by Transave, agree to become bound by any voting agreement, co-sale agreement or other transfer restrictions applicable to the other holders of such Qualified Stock and (ii) make such additional representations and warranties at the time of the issuance of such Qualified Stock as may be reasonably requested by Transave to ensure compliance with applicable federal and state securities laws.  In the event Transave has completed an initial public offering of its capital stock prior to the occurrence of a Milestone Event for which PARI would be entitled to elect to receive Qualified Stock in lieu of a cash milestone payment, or Transave otherwise reasonably concludes that it is unable to comply with applicable federal and state securities laws in connection with any particular issuance of Qualified Stock to PARI pursuant to this Section 5.3, Transave shall have no obligation to issue such Qualified Stock, but if such Qualified Stock is not issued, Transave shall pay PARI the amount of [***] (for the upfront license fee set forth in Section 5.1), [***] (for Milestone Event 1 set forth in Section 5.2), [***] (for Milestone Events 2 and 5 set forth in Section 5.2), [***] (for Milestone Event 3 set forth in Section 5.2) or [***] (for Milestone Event 4 set forth in Section 5.2), as applicable, upon the occurrence of the obligation to pay the upfront license fee or milestone payment specified in Section 5.1or in Subsections 1 through 5 of Section 5.2 above, as applicable, within thirty (30) days of Transave reasonably concluding that it is unable to issue such Qualified Stock.  For the avoidance of doubt, Transave’s obligation to issue Qualified Stock under this Section 5.3 shall not apply to an initial public offering of Transave’s capital stock, and shall only apply with respect to the Qualified Stock issued in the Most Recent Qualified Financing but not to any warrants, promissory notes or other securities which may be issued concurrently to the investors in such Most Recent Qualified Financing.

(e)           Effect of Sale of Business Transaction.  In connection with any Sale of Business Transaction which closes prior to any particular issuance to PARI of Qualified Stock, the successor in interest to Transave shall have the option (but not the obligation) to assume Transave’s obligation to issue Qualified Stock pursuant to this Section 5.3 by issuing capital stock of the successor in interest at the applicable conversion ratio for the Qualified Stock in such Sale of Business Transaction, subject to PARI having (x) received documents and information with respect to the capital stock of such successor in interest substantially similar to the documents and information set forth in Sections 5.3(b)(ii), 5.3(b)(iii) and 5.3(b)(iv) above and (y) agreed in writing within thirty (30) days of receipt of all such documents and information that it elects to receive capital stock of the successor in interest as the method of payment.  If such successor in interest does not elect to assume such obligation or PARI has not elected to receive capital stock of such successor in interest, then such successor in interest shall immediately pay PARI the amount of [***] (for the upfront license fee set forth in Section 5.1), [***] (for Milestone Event 1 set forth in Section 5.2), [***] (for Milestone Events 2 and 5 set forth in Section 5.2), [***] (for Milestone Event 3 set forth in Section 5.2) or [***] (for Milestone Event 4 set forth in Section 5.2), as applicable, upon the occurrence of the obligation to pay the upfront license fee or milestone payment specified in Section 5.1 or in Subsections 1 through 5 of Section 5.2 above, as applicable, and PARI shall have no right to capital stock or equity of Transave or such successor in interest thereafter.

Article 6 – Royalties

6.1           Royalties for Drug Products.  In further consideration of the rights and license granted by PARI under this Agreement, during the Royalty Term, subject to the terms and conditions of this Agreement, Transave agrees to pay PARI a royalty equal to [***] of the Net Sales of Drug

Product sold by Transave, its Affiliates or Sublicensees.  Such royalties shall be paid in accordance with Section 9.2 below.

6.2           Combination Products. In the event (i) a Drug Product is sold in combination with the Device or other components for a single price, or (ii) a Drug Product is sold in combination with services or other products, amounts invoiced for such combination sales for purposes of calculating Net Sales of the Drug Product in such combination shall be reasonably allocated between such amounts attributable to the Drug Product and amounts attributable to the Device, other components, services or other products (“Non-Royalty Components”), by or under authority of Transave.  Such allocation shall be based on the relative value(s) of the Drug Product and of the Non-Royalty Components, and if the Parties are unable to agree on such allocation, the allocation shall be determined in accordance with Article 14.

6.3           Annual Minimum Royalties.  During the Royalty Term, Transave shall pay to PARI an Annual Minimum Royalty in US dollars in accordance with Section 9.3 below; provided, however, that, in the event Transave has permanently discontinued to Exploit the Drug Product for CF in accordance with Section 7.1(a), then the Annual Minimum Royalty shall no longer be applicable for the Drug Product for CF but the obligation to pay Annual Minimum Royalties for the Drug Product for Bronchiectasis shall remain in effect.

(a)           Determining the Annual Minimum Royalty.

(i)      The “Annual Minimum Royalty” shall be determined by the following table.

Year of Sales	Annual Minimum Royalty
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(b)           Failure to pay Annual Minimum Royalty.  In the event Transave does not pay the Minimum Royalty Payment due under Section 6.3(a) above when due, PARI shall have the right to (i) render non-exclusive the license set forth in Section 4.1.1 upon written notice to Transave and failure to cure within sixty (60) days, and the non-compete obligations set forth in Section 4.2(a) shall immediately cease and (ii) terminate immediately the license set forth in section 4.1.1 for CF or Bronchiectasis, as applicable, if the Minimum Royalty Payment (plus all interest due pursuant to Section 9.5) plus an amount equal to [***] of the then applicable Minimum Royalty Payment has not been paid within six (6) months of the initial due date of the Minimum Royalty Payment; provided, however, that if all such payments have been made by Transave to PARI within such six (6) months period, then the license shall become exclusive again and the non-compete obligations set forth in Section 4.2(a) shall be reinstated immediately, as of the date of payment.  The royalty rates set forth in this Article 6 shall remain unchanged due to the license of Section 4.1.1 becoming non-exclusive.

6.4           Infringement or Misappropriation of Third Party Rights.  In the event of an actual or threatened infringement action pertaining to the Device, which causes, or could reasonably be expected to cause, Transave’s use of the Device to be disrupted, PARI shall, at its option and on a country by country basis, (i) provide Transave with access to components or entire nebulizers which are functionally equivalent to the infringing elements of the Device while still meeting the Specifications, without additional charge (“Option 1”); (ii) modify the infringing portions of the Device to avoid the infringement while still meeting the Specifications (“Option 2”); or (iii) obtain a license for Transave to continue use of the Device for the Term of this Agreement, and pay for any additional fee required for a license with the Third Party Controlling the Intellectual Property which is infringed or misappropriated by the Device (“Option 3”).  In the event PARI reasonably believes it to be Necessary (defined below) to proceed with obtaining a license for Transave as described above in Option 3, then PARI shall contribute up to a maximum amount of [***] in the aggregate of all Royalties paid by Transave to PARI pursuant to this Agreement towards the cost of such license.  If at any time the anticipated costs for PARI to comply with Option 3 exceeds [***] in the aggregate of all Royalties paid by Transave to PARI pursuant to this Agreement, then PARI shall so notify Transave and Transave shall pay such additional amounts in order for PARI to secure such Necessary license.  “Necessary” shall mean a determination by PARI after good faith consultation with Transave that a license would be prudent given the potential to resolve any claims or potential claims of Intellectual Property infringement or misappropriation.

Article 7 – Development, Regulatory and Commercialization Roles and Responsibilities

7.1           Transave Development and Commercialization Diligence for CF.

(a)           Transave agrees to use Commercially Reasonable Efforts to pursue the clinical development of and to obtain Marketing Approval for CF for the Drug Product intended for use with the Device in one (1) or more countries (and at least in the United States), and after obtaining such Marketing Approval, to use Commercially Reasonable Efforts to market and sell the Drug Product with the Device in all countries in which it has been approved, except that Transave may, in its sole discretion, permanently discontinue: development, seeking regulatory approval, or commercialization based on: safety issues, negative and/or unfavorable clinical trial results, lack of commercial viability, strength of competitors prohibiting an effective marketing of the Drug Product in the marketplace, or weak financial forecasts; provided, however, that in such event Transave shall immediately notify PARI in writing of such decision and in such case CF shall no longer be included in the Transave Field and PARI’s obligations under Section 4.2(a) shall no longer apply as to CF.  Until such first Marketing Approval, provided that the license of Section 4.1.1 remains exclusive hereunder, Transave shall provide PARI, at least semi-annually through the JSC, with detailed reports of the progress of its development of Drug Products for use with the Device and plans for its development and commercialization thereof in the upcoming year.  The JSC shall discuss such reports and plans and Transave shall duly consider any comments thereon provided by PARI, provided that the Parties agree that Transave shall retain sole control of its development efforts hereunder and its plans therefor.  For clarity, it is understood that the obligation to use Commercially Reasonable Efforts as set forth in this Section 7.1 shall apply to any Affiliates and/or permitted Sublicensees who are responsible for development of Drug Products for use with the Device, and Transave shall share reports and plans from such Affiliates and/or permitted Sublicensees with PARI at least annually through the JSC in the same manner as for reports and plans of its own development.  This Section 7.1 shall also apply to any permitted successors and assigns of Transave under this Agreement.  Transave’s breach of this Section 7.1(a) shall be deemed a material breach of this Agreement.

(b)           The Parties agree that Transave will use Commercially Reasonable Efforts to meet the following milestones with respect to CF:

Milestone Activity	Milestone Deadline
1. Diligence Milestone 1:first Phase III Trial for CF begins	[***]

2. Diligence Milestone 2: first submission of an MAA application for CF in the Transave Territory	[***]

To the extent Transave does not meet a milestone listed above within the stated time period or the dates listed below, other than any failure resulting directly from a breach of this Agreement by PARI, then, subject to the provisions of Section 7.3, PARI shall have the option, in its sole discretion, to take the applicable action set forth below.  Such option must be exercised by written notice to Transave (the "Diligence Termination Notice"), and shall become effective on the thirtieth (30th) day following the date of the Diligence Termination Notice.  PARI shall have the option to:

(i)      with respect to Diligence Milestone 1 above, terminate its obligation not to compete with Transave in CF as set forth in Section 4.2 of this Agreement only.  In the event Transave has still not achieved Diligence Milestone 1 by [***], then the license granted by PARI to Transave under this Agreement shall be rendered non-exclusive with regard to CF only.  In the event Transave still has not achieved Diligence Milestone 1 by [***], then PARI shall have the option to terminate the licenses granted by PARI to Transave under this Agreement with regard to CF only by providing written notice to Transave thereof;

(ii)      with respect to Diligence Milestone 2 above, terminate its obligation not to compete with Transave in CF as set forth in Section 4.2 of this Agreement only.  In the event Transave has still not achieved Diligence Milestone 2 by [***], then the licenses granted by PARI to Transave hereunder shall be rendered non-exclusive with regard to CF only.  In the event Transave still has not achieved Diligence Milestone 2 by [***], then PARI shall have the option to terminate the license granted by PARI to Transave under this Agreement with regard to CF only by providing written notice to Transave thereof;

7.2           Transave Development and Commercialization Diligence for Bronchiectasis.

(a)           The Parties agree that Transave will use Commercially Reasonable Efforts to meet the following milestone with respect to Bronchiectasis:

Milestone Activity	Milestone Deadline
1. Diligence Milestone 1: Last patient to complete the Phase II Trial for Bronchiectasis	[***]
2. Other Diligence Milestones: see below

Within one hundred eighty (180) days following the final results of the Phase II Trial for Bronchiectasis, the Parties, acting in good faith, will negotiate additional milestones that meet reasonable industry standards.  If no additional milestones are agreed to within such time period, and the lack of milestones is not mutually agreed by both parties, then at PARI’s option, PARI may by providing prompt written notice to Transave, (i) make the license granted to Transave under this Agreement non-exclusive and PARI’s non-compete obligations set forth in Section 4.2 shall terminate or (ii) terminate the license granted to Transave under this Agreement, in each case solely with respect to Bronchiectasis.

If Transave fails to meet a milestone within the applicable time period, other than any failure resulting from a breach of this Agreement by PARI, then, subject to the provisions of Section 7.3, PARI shall have the option to render Transave's license hereunder non-exclusive solely with respect to Bronchiectasis and to terminate its obligation not to compete with Transave in Bronchiectasis as set forth in Section 4.2 of this Agreement.  Such option must be exercised by sending the Diligence Termination Notice to Transave, and shall become effective on the thirtieth (30th) day following the date of the Diligence Termination Notice.  If such milestone is still not met within twelve (12) months of the applicable time period, other than any failure resulting from a breach of this Agreement by PARI, then, subject to the provisions of Section 7.3, PARI shall have the option to terminate the license granted to Transave under this Agreement with respect to Bronchiectasis only by providing written notice thereof to Transave.

(b)           For the avoidance of doubt, subject to the provisions of Section 7.2(a), nothing in this Agreement shall impart any obligation on Transave to pursue the indication of Bronchiectasis, and Transave’s activity or lack of activity with respect to Bronchiectasis shall not affect in any way Transave’s rights in and to CF or any Secondary Indication.

7.3           Updated Milestones.  In the event Transave is unable to achieve the milestones set forth in Sections 7.1(b) and/or 7.2(a), as applicable, because of a breach of PARI of this Agreement, or in the case the Phase II or the Phase III Trial has to be repeated or there are documented clinical holds or delays caused by requests of the Regulatory Authorities preventing Transave from proceeding, then the due dates set forth above for such Milestones shall be reasonably adjusted to account for such factors pursuant to mutual agreement of the Parties.

7.4           Manufacture of Drug Product and Device.  As between the Parties, (i) Transave shall have the exclusive right to manufacture (or have manufactured) Drug Product for any and all purposes (including without limitation, for use with the Device, for clinical and for commercial use); and (ii) PARI shall have the exclusive right to manufacture Devices for use with the Drug Product, for clinical and for commercial use, except as otherwise may be provided in the Commercial Supply Agreement.

7.5           Supply of Devices for Clinical Trials.  PARI shall supply Transave or its designee with all Devices, and Device Accessories, to the extent applicable, required for the conduct of clinical trials.  Devices shall meet the Specifications.  The manufacturing and supply of such Devices by PARI shall comply with Article 8 below.

(a)           Price. The price charged by PARI for such Devices and related parts shall be equal to the prices set forth on Exhibit 7.5(a) for clinical supply of the Devices.

(b)           Initial Forecast.  An initial forecast of the Devices, including delivery dates, anticipated to be required by Transave for clinical trials is set forth in Exhibit 7.5(b).  Such forecast shall not be binding on either Party, unless and until such quantities and dates are confirmed in written purchase orders issued by Transave and accepted by PARI or set forth in a Work Plan executed by the Parties.  Transave agrees to provide PARI a lead time of at least two (2) months.

(c)           Accessories.  The provisions of this Section 7.5 apply equally to Device Accessories.

7.6           Regulatory Matters.

(a)           General.  As between the Parties, (i) Transave shall be responsible for, and shall control all filings and interactions with Regulatory Authorities with respect to the Drug Products, and Transave shall control all clinical and regulatory strategy for the Drug Products; and (ii) PARI shall be responsible for, and shall control all filings and interactions with Regulatory Authorities with respect to the Device, and PARI shall control all clinical and regulatory strategy for the Device.  Any MAAs, Marketing Approvals, INDs, or other regulatory submissions, filings, approvals and documentation (collectively, “Regulatory Filings”) shall be submitted solely in the name of, and exclusively owned by, (x) Transave or its designee with respect to the Drug Product and (y) PARI or its designee with respect to the Device.  Each Party agrees to cooperate with, and provide reasonable assistance to the other Party, in the preparation of such Regulatory Filings, at the other Party’s expense.

(b)           Approvals for Device for Clinical Trials.  PARI represents, warrants and covenants that, with respect to the Present Device, it has been granted a 510(k) marketing clearance in the US and a CE mark in the European Union.  Attached hereto as Exhibit 7.6(b) is a list of all countries in which PARI has obtained or is seeking Marketing Approval for the Present Device and PARI shall keep Transave informed of any change in status.  Transave shall give reasonable weight to this list when choosing countries in which to conduct future clinical trials.  If Transave chooses to conduct a clinical trial in a country in which the current status of approval is not adequate to allow Transave to conduct a clinical trial, then PARI hereby agrees to reasonably cooperate with Transave, at Transave’s expense, in order to obtain the applicable regulatory approvals in such country to allow Transave to use the Device for clinical trials in such country.

(c)           Regulatory Inspections and Requests.    Transave and PARI shall cooperate in good faith with respect to the conduct of any inspections required by any Regulatory Authority of a Party’s site and facilities related to Transave’s clinical trials regarding Devices.  Each Party shall promptly provide to the other Party a summary of any inspectional observations, inspection reports issued by a Regulatory Authority, or responses to a Regulatory Authority’s inspectional observations or report related to such clinical trial.  PARI agrees to promptly and timely respond to all requests from Regulatory Authorities and to promptly notify Transave about such requests.

7.7           Adverse Event Reporting.  Unexpected serious adverse events that are made known to either party and that are considered to be related to the Drug Product or the Device, shall be reported to the other Party on an expedited basis, and at least within forty-eight (48) hours from the notification of an institutional review board (IRB), Regulatory Authority or participating investigators and in any case not longer than five (5) business days after the event was made known.  An unexpected adverse experience is defined as any adverse drug experience, the specificity or severity of which is not consistent with the current Investigator Brochure for a clinical trial, or, if an Investigator Brochure is not required or available, the specificity or severity of which is not consistent with the risk information described in the general investigational plan or elsewhere in the current application, as amended.  Unexpected, as used in this definition, refers to an adverse drug experience that has not been previously observed (e.g., included in the Investigator Brochure) rather than from the perspective of such experience not being anticipated from the pharmacological properties of the pharmaceutical product.  In the case of a clinical trial, an unexpected serious adverse event would, for example, be as assessed by the investigator and or the sponsor or authorized person without breaking the blind and would qualify for expedited reporting.  An unexpected serious adverse event shall be reported by Transave to the appropriate institutional review board, Regulatory Authority, investigator and PARI.

7.8           Recalls.

(a)       Each Party shall promptly notify the other Party in writing if any Regulatory Authority or other governmental agency having jurisdiction requests or orders it to conduct a Recall of any Device, or if PARI determines to undertake a Recall of any Device voluntarily.  Prior to the beginning of any such Recall, the Parties agree to discuss the Recall process.  Promptly after being notified of such Recall, but in no event later than may be required to permit PARI to meet applicable Regulatory Requirements, Transave shall provide PARI with reasonable assistance in connection with such Recall as requested by PARI.

(b)      If PARI is required or determines to effect any such Recall, then PARI shall solely manage such Recall and be responsible for (i) the cost of notifying end users; (ii) costs associated with the collection and shipment from end users of the Devices subject to such recall; and (iii) costs of replacing such Devices including the cost of shipping the replacement Devices to the affected end users.

(c)       Transave shall promptly notify PARI in writing if any Regulatory Authority or other governmental agency having jurisdiction requests or orders it to conduct a Recall of the Drug Product, or if it determines to undertake a Recall of the Drug Product voluntarily.  Prior to the beginning of any such Recall, the Parties agree to discuss the Recall process.  Transave shall solely manage such Recall and be responsible for (i) the cost of notifying end users; (ii) costs associated with the collection and shipment from end users of the Drug product subject to such Recall; and (iii) costs of replacing the Drug Product, including the cost of shipping the replacement Drug Product to the affected end users.

Article 8 – Supply of Devices by PARI for Clinical Use

8.1           Delivery.  PARI agrees to deliver those quantities of Devices and Device Accessories thereof ordered by Transave for clinical trials, FCA (Incoterms 2000) PARI’s facilities in Germany, by the delivery dates set forth in a purchase order in accordance with reasonable shipping instructions provided by Transave.  The purchase order shall specify the quantity of Device to be supplied, the supply schedule and the study sites, distributors or other site(s) to which delivery shall be made.  PARI shall arrange for shipping and insurance, to be paid by Transave, and carry out all customs formalities necessary to export the shipment. The Devices shall be shipped, at Transave’s expense, packaged in containers in accordance with the Specifications or as otherwise agreed by the Parties in writing, to Transave or its local country designee, or study site(s) as specified by Transave at the time of ordering the Devices, provided, however, that it will not be required to deliver Devices to more than one (1) centralized location in any given country (except for the United States), unless otherwise agreed by PARI.  PARI shall cooperate with Transave, and provide Transave with all necessary documentation and assistance (to the extent PARI has experience as to the importation of Devices into such country), at Transave’s expense, with respect to importation of the Devices into any country of the Transave Territory.

8.2           Payment.  PARI shall submit an invoice to Transave upon shipment of Devices ordered hereunder, reflecting the price therefor as set forth in Exhibit 7.5(a).  All invoices shall state the aggregate and unit price for such Devices in a given shipment, plus any insurance, taxes or other costs incident to the purchase or shipment initially paid by PARI but to be borne by Transave hereunder.  Other than amounts disputed in good faith, Transave shall pay PARI such invoiced amounts that are due hereunder within (30) days from the date of shipment.

8.3           Acceptance.

(a)          At the same time it delivers Devices to Transave under Section 8.1, PARI shall deliver to Transave the following documentation: (a) the order number of the delivered Devices and Device Accessories; (b) with respect to the United States only, a Certificate of Conformance, and with respect to the European Union only, a Quality Certificate; and (c) any documentation that PARI customarily includes in shipments of such Device and/or Device Accessories.  Transave may, but shall not be obligated to, inspect and test Devices delivered by PARI hereunder.  If on such inspection Transave discovers that any Device shipped hereunder fails to conform with the Specifications or otherwise fails to conform to the requirements of this Agreement, Transave may provide written notice to PARI specifying in reasonable detail the manner in which such Device fails to meet the foregoing requirements, and shall promptly send to PARI a representative sample of the nonconforming Device.  Transave or its designee shall retain the rejected Devices pending PARI’s analysis thereof and the resolution of any disagreement regarding the nonconformance of such Devices.

(b)      At its sole cost and expense, PARI shall replace Devices appropriately rejected in accordance with this Section 8.3 by Transave or its designees.

(c)      Subject to this Section 8.3 above and 8.4, Devices shall be deemed accepted if no notice to the contrary is received by PARI within thirty (30) days of receipt of such Devices by Transave.  It is understood that the warranties given by PARI in Section 8.5 shall survive any failure to reject under this Section 8.3.

8.4           Latent Defects.  As soon as either Party becomes aware of any defect in Devices delivered by PARI that are not discoverable upon a reasonable inspection or incoming quality assurance testing as set forth in the Specifications, it shall immediately notify the other Party in writing, and the applicable provisions of Section 8.5 shall apply.  Notwithstanding the foregoing, in the event that Transave fails to reject a Device within thirty (30) days after it actually becomes aware of any latent defect therein (including, without limitation, by way of written notice from PARI), Transave shall be deemed to have accepted such Device and Section 8.5 shall not apply to such Product with respect to that latent defect only.

8.5           Replacement.  If any Device fails to work in the patient’s possession, Transave shall provide a replacement directly to patient, and PARI shall provide a replacement to Transave within thirty (30) days of notice by Transave, and all replacements covered by PARI's warranty shall be provided at PARI's sole cost and expense subject to PARI’s right to dispute such replacement as set forth hereafter.  In the event that PARI in good faith does not agree with Transave that any Devices returned by Transave are in fact nonconforming, then within ten (10) business days after receipt of such Devices, PARI shall notify Transave in writing of such disagreement. The Parties shall thereafter attempt in good faith to settle such disagreement by negotiation and consultation between themselves.  If the Parties are unable to resolve such disagreement within thirty (30) days of Transave’s receipt of PARI’s notification thereof, then either Party may within thirty (30) days thereafter (the “Final Dispute Resolution Period”) submit the question of nonconformance to an independent third party consultant reasonably acceptable to both Parties.  The resolution of the question of nonconformance by such consultant shall be final and binding on both Parties.  If such consultant determines that the disputed Devices are nonconforming, PARI shall be responsible for all costs associated with the consultant’s services and Transave shall have no payment obligations with respect to such Devices.  If such consultant determines that the disputed Devices conform with the applicable requirements therefor, Transave shall be responsible for all costs associated with the consultant’s services and for payment for such Devices.

8.6           Warranties.  PARI represents and warrants that the Devices supplied for clinical trials hereunder (a) shall comply with the Specifications as of the time of first use; (b) shall have no material defects in workmanship upon delivery; and (c) shall, upon shipment to Transave, be free and clear of all security interests, liens and other encumbrances of any kind or character. These warranties, and PARI's obligations hereunder, will survive inspection, test, acceptance and use of the Device.

8.7           Conflicting Terms and Conditions.  The supply of Devices by PARI to Transave for clinical trial purposes shall be solely in accordance with the terms and conditions of this Agreement. ANY TERMS OR CONDITIONS OF ANY PURCHASE ORDER OR ACKNOWLEDGMENT OR INVOICE GIVEN OR RECEIVED, WHICH ARE ADDITIONAL TO OR INCONSISTENT WITH THIS AGREEMENT SHALL HAVE NO EFFECT, AND SUCH TERMS AND CONDITIONS ARE HEREBY EXCLUDED AND REJECTED BY EACH PARTY.

8.8           Restrictions of Use.

(a)          Transave will use the Device in compliance with all Applicable Laws and Standards valid in the country Transave intends to conduct clinical trials utilizing the Device, including, for example, those relating to research involving the use of humans or animals and will not engage in any such clinical trials without first obtaining necessary approval from its relevant ethics committee(s) such as, but not limited to, the Institutional Review Board.  The Device shall not be used by Transave directly or indirectly for: (i) any purpose other than the clinical trials, or (ii) any profit-making or commercial purpose.

(b)          Transave shall retain control of the Device and shall not distribute or release the Device to any person or entity other than Transave’s or the clinical trial site’s employees, consultants or contractors (“Transave Representatives”) and individuals who will be participating in the clinical trials who have a need to access the Device in connection with use of the Device for the clinical trials and who have been advised of Transave’s obligations with respect to such Device.  Transave shall not allow Transave Representatives to take or send the Device to any other location other than that specified below, unless Transave first obtains PARI’s written permission.   Transave shall be liable for the use of the Device by Transaction Representatives in violation of this Section 8.8(b).

(c)           The Device is to be used in accordance with the terms and conditions of this agreement only by Transave’s clinical trial sites as listed in the applicable Work Order by Transave and by Transave Representatives or patients participating in the clinical trials under Transave’s control.

(d)           Transave shall conduct the clinical trials pursuant to a written protocol (the “Study Protocol”).  Transave shall provide a synopsis of the Study Protocol to PARI at least thirty (30) days prior to the start of the clinical trial.  Following the completion of the clinical trials studies, Transave shall make Commercially Reasonable efforts to retrieve the Devices at Transave’s expense and the Devices shall be stored for a limited time as determined by Transave at the clinical trial site and/or Transave’s contractors’ site.  Upon Transave’s notice to PARI that the Devices have been retrieved, PARI may arrange for return of the Devices directly with the contractors and/or clinical trial site.  PARI shall be solely responsible for the return and/or shipments of the Devices provided that Transave shall pay the reasonable direct shipping costs incurred by PARI in connection therewith.

(e)           Transave shall not subject to analysis or have subjected to analysis Devices and/or components constituting Devices received from PARI for the purpose of reverse engineering or in a manner that would reveal material composition or internal design or operation of such sample and/or component or its method of manufacture.  Device shall at all times remain the sole and exclusive property of PARI.

8.9           Commercial Supply.  PARI agrees to deliver, either directly to customers or through a distributor, or to Transave, at Transave’s option, on a country by country basis, those quantities of Devices and Device Accessories for commercial use in accordance with the terms set forth in Exhibit 8.9.   The Parties shall negotiate in good faith and enter into, in a timely manner, a Commercial Supply Agreement incorporating those terms.

Article 9 – Payment Procedures

9.1           Invoicing.  PARI shall submit invoices to Transave for the Project Fees owed by Transave for activities under a Work Plan performed by PARI as set forth in the applicable Work Plan.  Transave shall pay the undisputed invoiced amounts that are due under this Agreement within thirty (30) calendar days of the date of shipment.

9.2           Royalties.  Beginning with the First Commercial Sale of a Drug Product and thereafter during the Royalty Term, Transave shall provide PARI with quarterly written royalty reports applicable to royalty payments due to PARI under this Agreement, within sixty (60) days after the last day of each calendar quarter.  Each report shall include a summary of the Net Sales, on a country-by-country basis, of the Drug Product that are subject to royalties hereunder during such calendar quarter and a calculation of the royalties due thereon.  Simultaneously with the delivery of each such report, Transave shall pay to PARI the total royalties, if any, due to PARI under Article 6 for the period of such report.

9.3           Annual Minimum Royalty.  For the first four (4) calendar quarter period (“Year of Sales”) beginning 180 days after the First Commercial Sale of a Drug Product for use with the Device by Transave, its Affiliates and/or Sublicensees, and for each successive Year of Sales thereafter during the Royalty Term, at the time of its last payment of royalties for the last calendar quarter in such Year of Sales under Section 9.2 above, Transave shall pay PARI the difference, if any, between the royalties actually paid in such Year of Sales and the Annual Minimum Royalty (the “Minimum Royalty Payment”).  [***]

9.4           Method of Payment to PARI.  All payments due to PARI under this Agreement shall be made by wire transfer to the bank account designated by PARI.  Payments shall be made in US dollars for:  Royalties on Net Sales within the US and on Annual Minimum Royalties.  Payments shall be made in Euros for:  Royalties on Net Sales outside of the US, Milestones and Project Fees.  If any currency conversion shall be required in connection with the payment of royalties under Article 6, such conversion shall be made by using the averaged buying and selling exchange rate for such conversion, quoted for current transactions reported in The Wall Street Journal, on the last business day of the calendar quarter immediately prior to such payment.

9.5           Late Payment.  [***]

9.6           Transave Books and Records.  Transave shall keep full, true and accurate books and records in accordance with GAAP, which account for the Net Sales of the Drug Product for use with the Device and the royalties due thereon to PARI.  PARI, at its own expense, shall have the right during normal business hours on thirty (30) calendar days' prior written notice to Transave and not more than twice in any calendar year to have a nationally recognized independent public accounting firm selected by PARI (and reasonably acceptable to Transave) examine such books and records for the purpose of verifying the royalty payments due to PARI under this Agreement.  Such accounting firm shall execute and deliver to Transave a standard confidentiality agreement and shall not disclose to PARI any information relating to Transave's business, except whether Transave's royalty payments are correct or incorrect, and if incorrect, the specific details concerning any discrepancies and the amounts of the royalties due hereunder pursuant to Section 6.1 of this Agreement. If such examination reveals a discrepancy, Transave shall promptly pay to PARI any additional royalty owed to PARI.  In addition, if the discrepancy is greater than [***] in PARI’s favor, Transave shall also promptly reimburse PARI for the fees and costs of the independent public accounting firm.

9.7           PARI Books and Records. PARI shall keep full, true and accurate books and records in accordance with GAAP, which account for the activities under a Work Plan performed by PARI and the Project Fees due to PARI thereon.  Transave, at its own expense, shall have the right during normal business hours on thirty (30) calendar days' prior written notice to PARI and not more than twice in any calendar year to have a nationally recognized independent public accounting firm selected by Transave (and reasonably acceptable to PARI) examine such books and records of PARI for the purpose of verifying the Project Fees invoiced to Transave over the preceding twelve (12) month period.  Such accounting firm shall execute and deliver to PARI a standard confidentiality agreement and shall not disclose to Transave any information relating to PARI's business, except whether PARI's invoices are correct or incorrect, and if incorrect, the specific details concerning any discrepancies and the amounts of the Project Fees due hereunder.  If such examination reveals a discrepancy, PARI shall promptly pay to Transave any additional amount owed to Transave.  In addition, if the discrepancy is greater than [***] in Transave’s favor, PARI shall also promptly reimburse Transave for the fees and costs of the independent public accounting firm.

Article 10 – Prosecution, Marking, Enforcement and Defense

10.1          Patent Prosecution. During the term of this Agreement, PARI shall promptly notify Transave in writing of the filing or issuance of any patent applications or patents within the PARI Intellectual Property licensed to Transave pursuant to this Agreement that include subject matter related to the Project, or the Device.

10.2          Patent Marking.  Each Party agrees to mark all Products in accordance with the applicable statutes or regulations in the country or countries of manufacture and sale thereof.  For such purposes, each Party shall provide the other Party with written notice of all of its patent numbers applicable to the Products.

10.3          Patent Enforcement.

(a)           Enforcement.  Subject to the provisions of Section 3.6 and this Section 10.3, in the event that Transave or PARI reasonably believes that any Patent Rights within the PARI Intellectual Property are being infringed or misappropriated in the Transave Field by a third party, such Party shall promptly notify the other Party.  Transave shall have the initial right (but not the obligation) to bring and/or control any enforcement action directed to the Drug Product, and PARI shall have the initial right (but not the obligation) to bring and/or control any enforcement action directed to the Device, including specific design elements of the hardware apparatus or the software of the Device.

(b)           Backup Right to Enforce.  In the event PARI does not initiate such an enforcement action within one hundred and eighty (180) days after a request by Transave to initiate an enforcement action against an alleged infringement, or notifies Transave at any time that it does not desire to enforce or defend such Patent Rights with respect to such alleged infringement, then Transave shall have the right (but not the obligation) to enforce or defend against such alleged infringement, provided that any settlement of such infringement shall be subject to the approval of both Parties.

(c)           Cooperation.  The Party controlling the enforcement action shall keep the other Party reasonably informed of the progress thereof, and the other Party shall have the right to participate with counsel of its own choice at its own expense, and shall reasonably cooperate with the Party initiating the enforcement action (including joining as a party plaintiff to the extent necessary and requested by the other Party) at the expense of the Party requesting such cooperation.

(d)           Allocation of Recoveries.  Unless otherwise agreed, all amounts recovered in an enforcement action, after reimbursing each Party for its costs and expenses incurred therein, shall be shared between the Parties by the proportion and up to the extent of any damages established in such enforcement action, including but not limited to lost profits or royalties.  The balance, if any, shall be retained by the Party that initiated the enforcement action.

10.4           Defense of Third Party Infringement Claims.  If the development, manufacture, sale, offer for sale, importation, exportation or use of the Drug Product or the Device results in a claim alleging patent infringement against either Party (or its respective Affiliates or permitted Sublicensees), such Party shall promptly notify the other Party hereto in writing.  Subject to Sections 3.5, 13.1 and 13.2, (i) Transave shall have the exclusive right to defend and control the defense of any infringement claim pertaining to primarily the Drug Product, and (ii) PARI shall have the exclusive right to defend and control the defense of any infringement claim pertaining to primarily the Devices and/or any component of the foregoing, each Party using counsel of its own choice as applicable; provided, however, that the other Party shall be kept informed of all material developments in connection with any such claim.

Article 11 – Confidentiality

11.1           Non-use and Non-disclosure Obligations.  Each of PARI and Transave shall use any Confidential Information received by it from the other Party solely in connection with performance of their respective obligations, rights and other permitted activities under, and other purposes of, this Agreement and shall not disclose such Confidential Information to any Third Party, without the prior written consent of the other Party.  Notwithstanding the foregoing and anything to the contrary in this Agreement, Transave shall not share with or provide to any PARI Competitor any of the PARI Confidential Information.  These obligations shall survive the termination of this Agreement for a period of ten (10) years.  For purposes of this Agreement, “Confidential Information” means the confidential or proprietary scientific, regulatory, clinical, technical or business information, materials and technologies of a Party disclosed or learned under this Agreement, including the Work Plans and any information exchanged prior to the Effective Date, whether in written, oral, electronic, photographic, magnetic or other form.  For clarity, the Data and Intellectual Property owned by a Party pursuant to this Agreement shall be deemed the Confidential Information of such Party.  Confidential Information shall exclude any information that:

11.1.1	is known by the receiving Party without restriction at the time of receipt and not through a prior disclosure by the disclosing Party;

11.1.2	is at the time of disclosure or thereafter becomes published or otherwise part of the public domain through no breach of this Agreement by the receiving Party;

11.1.3	is subsequently disclosed to the receiving Party without restriction by a third party having the right to make such a disclosure; or

11.1.4	is developed by the receiving Party independently of Confidential Information received by it from the disclosing Party hereunder.

11.2          Required Disclosure.  In order to provide the disclosing Party an opportunity to seek a protective order or the like with respect to certain Confidential Information, the receiving Party may disclose Confidential Information to the extent that it is required by law or order of any governmental authority or agency, including the Securities and Exchange Commission, to be disclosed by a Party; provided that the receiving Party, using good faith efforts, shall apply for confidential treatment of such Confidential Information, shall provide the other Party a copy of the confidential treatment request far enough in advance, if possible, of its filing to give the other Party a meaningful opportunity to comment thereon, and shall incorporate in such confidential treatment request any reasonable comments of the other Party, in each case to the fullest extent permitted under applicable laws, rules or regulations.

11.3          Permitted Disclosure.  Notwithstanding Section 11.1, Confidential Information provided under this Agreement may be disclosed to employees, agents, consultants, or suppliers of the receiving Party or professional advisors (or permitted Sublicensees, in the case of Transave), but only to the extent permitted or required to accomplish the purposes of, or to perform its obligations, rights and other permitted activities under, this Agreement; provided that such employees, agents, consultants, professional advisors, permitted Sublicensees or suppliers shall also agree to appropriate and comparable confidentiality and non-use provisions.  Notwithstanding the foregoing and anything to the contrary in this Agreement, Transave shall not share with or provide to any PARI Competitor any of the PARI Confidential Information.  The receiving Party shall be responsible for any breaches of this Agreement by its employees, agents, consultants, or suppliers.  In addition, a Party may disclose Confidential Information provided under this Agreement by the other Party to any governmental authority in order to prosecute or maintain any Intellectual Property or any Regulatory Authority to obtain approval to market a Product, but such disclosure may be made only to the extent necessary to pursue such prosecution or maintenance or to obtain such approval, all to the extent permitted or required to accomplish the purposes of this Agreement.

11.4          Return.  Upon the termination of this Agreement, all Confidential Information of the disclosing Party in the receiving Party’s possession will be returned to the disclosing Party (or destroyed by the receiving Party, with written confirmation of such destruction), and the receiving Party will make no further use thereof.  Notwithstanding the foregoing, the receiving Party may retain one copy of the Confidential Information of the disclosing Party solely for archival purposes to ensure compliance with the provisions of this Article 11 or with the requirements of Regulatory Authorities.

11.5          Publicity

(a)           Press Releases.  Neither Party shall use the other Party’s name in any press release, publicity, advertising nor other official form of public disclosure without such other Party’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.  Notwithstanding the foregoing, Transave shall have the right to issue a press release or make other public disclosures announcing milestones or other significant progress pertaining to its development and/or commercialization of Drug Products and the Device, provided that if issued without the prior written consent of PARI, such press releases shall not disclose any Confidential Information of PARI hereunder and shall at all times be consistent with the last two sentences of this Section 11.5(a).  In addition, once any subject matter has been publicly disclosed in accordance with this Section 11.5, no further consent from either Party will be needed for further disclosures of such subject matter.  Notwithstanding the above, in all press releases, public statements, publicity, advertising or other public disclosure pertaining to the development of the Drug Product and the Device, Transave shall always give appropriate attribution to PARI’s role(s) in the Project contemplated herein.  Notwithstanding the foregoing, all press releases and similar disclosures issued by Transave shall always contain the language set forth on Exhibit 11.5 attached hereto, as such Exhibit may be amended from time to time by PARI.

(b)           Terms of this Agreement.  Neither Party shall disclose the terms of this Agreement to any third party, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except as required by any law or regulation or in connection with any financing transaction, or bona fide (good faith) due diligence inquiry, subject to such parties agreeing to comparable confidentiality and non-use provisions as set forth in this Article 11 and Transave being responsible for any breaches by such third party(ies).  Notwithstanding the foregoing, the disclosure of any terms of this Agreement to a PARI Competitor shall require the prior written consent of PARI, to be granted in its sole discretion.

(c)           Publications.  Transave shall consult with PARI prior to submission of any manuscript for publication or making any public presentation, including speeches and conference posters, pertaining to the activities conducted under a Work Plan.  Such consultation shall include providing a copy of the proposed manuscript or presentation reasonably in advance of the proposed date of submission of such manuscript to a publisher or the proposed date of presentation, giving due consideration to PARI’s comments as to such publication or presentation, and as requested by PARI removing any Confidential Information of PARI therefrom.  Notwithstanding the above, in all press releases, public statements, publicity, advertising or other public disclosure pertaining to the development of the Drug Product and/or the Device, Transave shall always give appropriate attribution to PARI’s role(s) in the Project contemplated herein.  PARI shall not publish or make any presentations regarding any Drug Product, Transave Intellectual Property, Transave Confidential Information or the activities conducted under a Work Plan except with the prior written consent of Transave.  Transave shall not publish or make any presentations that incorporate PARI Intellectual Property, Project Intellectual Property, PARI Confidential Information or the activities conducted under a Work Plan except with the prior written consent of PARI.

(d)           Required Disclosures.  Notwithstanding Section 11.5(a) through (c) above, either Party may make such disclosures relating to this Agreement, the terms and conditions hereof or the activities hereunder, as such Party deems to be required by law or in any filings with governmental entities or national securities exchanges, provided that such Party shall use good faith efforts to apply for confidential treatment of this Agreement and redact such portions of this Agreement as reasonably requested by the non-disclosing Party, in each case to the fullest extent permitted under applicable laws, rules or regulations.

Article 12 – Representations and Warranties

12.1          PARI Representations and Warranties.  PARI represents, warrants and covenants that, other than as set forth on Exhibit 12.1 attached hereto:

(a)           PARI is a corporation duly organized, existing and in good standing under the laws of Germany, with full right, power and authority to enter into and perform this Agreement;

(b)           the execution, delivery and performance of this Agreement does not conflict with, violate or breach any agreement to which PARI is a party, any court order to which PARI is a party or subject to or PARI's organizational documents;

(c)           this Agreement has been duly executed and delivered by PARI and is a legal, valid and binding obligation enforceable against PARI in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws relating to or affecting creditors' rights generally and equitable principles;

(d)           as of the Effective Date: (i) PARI owns or has the right to license to Transave all of the PARI Intellectual Property, and the PARI Intellectual Property includes all Patent Rights and Know-How in which PARI has a right or license that may be applicable to the Device in the Transave Field; (ii) PARI has the right to grant the licenses and rights set forth in this Agreement; and (iii) to the best of PARI's knowledge, patents within the PARI Intellectual Property are valid and enforceable, and are not known to be infringed by any third party in the Transave Territory;

(e)           as of the Effective Date, to the best knowledge of PARI, PARI has not intentionally withheld from Transave any material information related to the Device; to the best knowledge of PARI, the information relating to the Device provided by PARI to Transave does not contain any misstatement of a material fact nor omit to state any material fact required to make such information as of the date of submission to Transave not materially misleading;

(f)           PARI shall perform its activities under a Work Plan in a competent and professional manner, in accordance with a Work Plan, Applicable Laws and Standards and any reasonable instructions provided by Transave to PARI; and

(g)           to PARI’s knowledge as of the Effective Date, the Device does not infringe, misappropriate or otherwise violate any patent or other Intellectual Property Rights of any Third Party.

12.2           Transave Representations and Warranties.  Transave represents, warrants and covenants that:

(a)           Transave is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, with full right, power and authority to enter into and perform this Agreement;

(b)           the execution, delivery and performance of this Agreement does not conflict with, violate or breach any agreement to which Transave is a party, any court order to which Transave is a party or subject to, or Transave' certificate of incorporation or bylaws;

(c)           this Agreement has been duly executed and delivered by Transave and is a binding obligation enforceable against Transave in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws relating to or affecting creditors' rights generally and equitable principles;

(d)           as of the Effective Date, to the best knowledge of Transave, Transave has not intentionally withheld from PARI any material information related to the Drug Product; to the best knowledge of Transave, the information relating to the Drug Product provided by Transave to PARI does not contain any misstatement of a material fact nor omit to state any material fact required to make such information as of the date of submission to PARI not materially misleading;

(e)           as of the Effective Date: (i) Transave owns or has the right to license to PARI all of the Transave Intellectual Property, and the Transave Intellectual Property includes all Patent Rights and Know-How in which Transave has a right or license that may be required for PARI to perform its obligations under this Agreement; (ii) Transave has the right to grant the licenses and rights set forth in this Agreement; and (iii) to the best of Transave's knowledge, patents within the Transave Intellectual Property are valid and enforceable, and are not known to be infringed by any third party in the Transave Territory; and

(f)           to Transave’s knowledge as of the Effective Date, the pulmonary administration of Drug Product through a Nebulizer does not infringe any patent or other intellectual property rights of any third party.

12.3          Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 12 OR IN SECTION 8.6 ABOVE, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES TO THE OTHER PARTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, REGARDING PATENT RIGHTS, KNOW-HOW OR DATA INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, NOR VALIDITY.

12.4          Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER ANY CIRCUMSTANCES OR ANY LEGAL OR EQUITABLE THEORY, WHETHER IN CONTRACT, STRICT LIABILITY OR OTHERWISE, FOR ANY INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR DAMAGES FOR LOST PROFITS ARISING OUT OF OR RELATED TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OR ANY LIMITED REMEDY.

Article 13 – Indemnification; Insurance

13.1          [***]

13.2          Indemnification of PARI.  Transave shall at all times be responsible for, and shall defend, indemnify and hold PARI, its Affiliates, directors, officers, employees, agents and representatives harmless from and against any and all losses, claims, lawsuits, proceedings, expenses, recoveries and damages, including reasonable legal expenses, costs and attorneys fees, arising out of: (i) any product liability claim or lawsuit by a third party directly arising from the Drug Product; (ii) any claim of infringement of any patent rights, trade secrets rights or other intellectual property rights of a third party arising from the Drug Product or the manufacture thereof; (iii) Transave’s material breach of any representation, warranty or covenant given in this Agreement by Transave; and (iv) any negligent conduct or willful misconduct by Transave in performance under this Agreement; provided however, that: (a) PARI gives Transave prompt notice of any such claim or lawsuit; (b) Transave has the right to compromise, settle or defend such claim or lawsuit; and (c) PARI, at the expense of Transave, cooperates with Transave in the defense of such claim or lawsuit. PARI, at its expense, may participate in the defense of any such claim or lawsuit.

13.3          Insurance.  During the term of this Agreement and for a reasonable period of time thereafter, each Party or its Affiliates, shall maintain appropriate product liability insurance with respect to any clinical trials, manufacturing, development, sales, marketing, distribution and promotion activities performed by it hereunder.  Each party shall, upon request of the other party, provide the requesting party with a certificate of insurance evidencing coverage under the foregoing policies of insurance, along with any amendments and revisions thereto.  PARI shall be (i) named as an additional insured on any such policies maintained hereunder by Transave, and (ii) also added by endorsement on such policies. With respect to the U.S., Transave shall be (i) named as an additional insured on any such policies maintained hereunder by PARI's Affiliate, PRE Holding, Inc., and (ii) also added by endorsement on such policies of PRE Holding, Inc.

Article 14 – Dispute Resolution

PARI and Transave shall endeavor to resolve any claim or controversy arising out of the threatened breach, breach, enforcement, interpretation, termination or validity of this Agreement informally by good faith negotiation between the senior executives, officers or management of PARI and Transave.  Either Party may give the other Party written notice of any claim or controversy not resolved in the normal course of business (the “Disputing Party Notice”).  Within thirty (30) calendar days after the delivery of the Disputing Party Notice, the receiving Party shall submit to the other Party a written response (the “Response”).  The Disputing Party Notice and Response shall include a statement of each Party's position and a summary of the arguments supporting that position.  Within sixty (60) days after the Disputing Party Notice, such designated senior executives, officers or management of PARI and Transave shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to attempt to resolve the claim or controversy.  All negotiations pursuant to this Section 14 are confidential and without prejudice and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.  Any claim or controversy unresolved after application of this Article 14 shall be subject to Section 16.3 of this Agreement.

Article 15 – Term and Termination

15.1          Term.  The term of this Agreement is effective as of the Effective Date as first written above, and except as otherwise terminated in accordance with this Article 15, shall continue in full force and effect until the expiration of the final Royalty Term in the last country in which Drug Product is sold.

15.2          Termination by Either Party.  Subject to force majeure provisions set forth in Section 16.10 of this Agreement, each Party shall have the right to terminate this Agreement upon written notice, (i) in the event the other Party is in material breach of this Agreement, and does not cure such breach within ninety (90) days after written notice thereof, specifying in reasonable detail the breach; provided, however, that for payments due pursuant to this Agreement, the cure period shall be thirty (30) days after receipt of written notice of such past due payment; provided, however, that immediately in the event the other Party initiates a voluntary proceeding under the U.S. Bankruptcy Code, or any equivalent proceeding under the laws of any other jurisdiction; or in the event such Party becomes the subject of an involuntary proceeding under the U.S. Bankruptcy Code, or any equivalent proceeding under the laws of any other jurisdiction, and such proceeding is not dismissed or stayed within ninety (90) days of its commencement.

15.3          Termination by Transave.  Transave shall have the right to terminate this Agreement upon written notice in the event that (i) Transave receives a negative review or negative comments from the FDA, EMEA or another Regulatory Authority which indicates that Transave will be unable to obtain regulatory approval of an MAA for the Drug Product for use with the Device solely due to the Device not substantially meeting the Specifications, (ii) PARI is unable (subject to the force majeure provisions set forth in Section 16.10 of this Agreement) or unwilling to supply Devices to Transave in connection with clinical trials in accordance with the provisions of Article 8 that would prevent Transave from timely completing its Phase II and Phase III Trials, [***]

15.4          Termination by PARI.  PARI shall have the right to terminate this Agreement upon written notice in the event that (i) Transave assigns or otherwise transfers this Agreement to a third party that does not execute a written undertaking agreeing to assume all of Transave’s rights and obligations set forth in this Agreement and otherwise abide by the terms and conditions of this Agreement, [***] (v) the licenses granted to Transave under this Agreement have been terminated pursuant to: (x) Section 6.3(b) for both CF and Bronchiectasis; or (y) Sections 7.1(b) and 7.2(a) and the Parties have not entered into an additional agreement for a Secondary Indication in accordance with the provisions of Section 2.6.

15.5          Effects of Expiration or Termination

(a)           Accrued Obligations.  Expiration or sooner termination of this Agreement shall not release either Party hereto from any liability which at the time of such expiration or termination has already accrued to such Party, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity.

(b)           Sublicenses.  Upon the termination of this Agreement for any reason, any sublicenses granted by Transave hereunder shall survive (unless specified otherwise in the applicable sublicense agreement), provided that, upon request by PARI, each Sublicensee promptly agrees in writing to be bound by the applicable terms of this Agreement, and agrees to pay directly to PARI the same amounts that would have been due to PARI from Transave under this Agreement with respect to such sublicense, had the Agreement not terminated.

(c)           Return of Rights.  Except as reasonably necessary for surviving rights or obligations under this Article 15, (i) all of PARI’s and Transave’s license rights under Articles 3.1 and 4 shall terminate, and (ii) each of Transave and PARI shall promptly return all Confidential Information then in possession in accordance with Section 11.4 of this Agreement.

(d)          Survival.  Articles 1, 9, 11, 13, 14, 15 and 16, Sections 2.6, 3.2, 3.4, 3.6, 8.2, 8.8, 10.3 for cases initiated before termination, 10.4 (except for the proviso at the end of the paragraph, which shall not survive), 12.4 and 15.5 shall survive any expiration or termination of this Agreement and Sections 8.4 and 8.6 shall survive the termination of this Agreement for a period of twelve (12) months.  Except as set forth in this Section 15.5, all other Articles and Sections of this Agreement shall terminate upon termination of this Agreement.

Article 16 – Miscellaneous

16.1          Entire Agreement. This Agreement, which includes the Exhibits attached hereto, contains the entire agreement between PARI and Transave with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, arrangements or understandings with respect thereto.

16.2          Notices.  Every notice, election, demand, consent, request, approval, report, offer, acceptance, certificate, or other communication required or permitted under this Agreement or by applicable law shall be in writing and shall be deemed to have been delivered and received (a) when personally delivered, (b) on the seventh (7th) business day after which sent by registered or certified mail, postage prepaid, return receipt requested, (c) on the date on which transmitted by facsimile or other electronic means generating a receipt evidencing a successful transmission (provided that, on that same date, a copy of such notice is sent by registered or certified mail, postage prepaid, return receipt requested), or (d) on the third (3rd) business day after the business day on which deposited with a regulated public carrier (e.g., Federal Express) for overnight delivery (receipt verified), freight prepaid, addressed to the Party for whom intended at the mailing address or facsimile number set forth below, or such other mailing address or facsimile number, notice of which is given in a manner permitted by this Section 16.2:

If to Transave:	Transave, Inc
11 Deer Park Drive, Suite 117
Monmouth Jct., New Jersey 08852
United States of America
Phone:  [***]
Attn: [***]
Fax:  [***]

with a copy to:	Gunderson Dettmer Stough, Villeneuve
Franklin & Hachigian, LLP
610 Lincoln Street
Waltham, MA  02451
Phone:  [***]
Attn:  [***]
Fax:  [***]

If to PARI:	PARI Pharma GmbH
Moosstrasse 3, D-82319
Starnberg, Germany
Phone:  [***]
Fax: [***]
Attn: [***]
Title: [***]

with a copy to:	McGuireWoods LLP
One James Center
901 East Cary Street
Richmond, Virginia 23219-403
Attn:  [***]
Fax:  [***]

Any Party may by such notice change the address to which notice or other communications to it are to be delivered or mailed.

16.3           Choice of Law.  This Agreement is construed in accordance with, and its performance is governed by, the laws of State of New York, excluding its or any other jurisdiction’s choice of law principles.  Any dispute arising hereunder shall be brought exclusively in the state or federal courts located in the State of New York in the division of Manhattan.  The Parties hereby consent to the exclusive jurisdiction and venue of such courts and waive any objections to the jurisdiction and venue thereof.  In the event of any conflict between US and foreign laws, regulations and rules, US laws, regulations and rules shall govern.  The UN Convention on contracts for the International Sale of Goods shall not apply to this Agreement.

16.4           Assignment.  This Agreement shall not be assignable by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned, except that without consent either Party may assign or transfer the rights and obligations of this Agreement to any Affiliate or to any successor to its business that related to the subject matter of this Agreement (whether by sale of assets or equity, merger, consolidation or otherwise) provided, however, that such assignment or transfer by Transave to a PARI Competitor shall require the prior written consent of PARI, to be granted in its sole discretion.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.  Any assignment in contravention of the foregoing shall be null and void.

16.5           Waivers and Amendments.  Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing signed by the Parties.  A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a Party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

16.6           Severability. Both Parties hereby expressly state that it is the intention of neither Party to violate any law.  If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions which will achieve as far as possible the economic business intentions of the Parties.

16.7           Construction.  The article and section headings contained in this Agreement are for the purpose of convenience and are not intended to define or limit the contents of such sections.  Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation”, and (e) references to “hereunder” or “herein” relate to this Agreement.

16.8           Counterparts.  This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed in one or more counterparts, each of which shall be an original, but taken together constituting one and the same instrument.  Execution of a facsimile copy shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature.

16.9           Further Assurances.  Upon the reasonable request of either Party, the other Party shall execute any additional certificates or other documents that may be reasonably necessary to fully implement this Agreement.

16.10           Force Majeure.  No failure or omission by either Party in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the reasonable control of such Party including, but not limited to the following which, for the purposes of this Agreement, shall be regarded as beyond the control of the Party in question: (a) any act or omission of any government; (b) any future rule, regulation or order issued by any governmental authority or by any officer, department, agency, or instrumentality thereof which makes such performance impossible or commercially unreasonable; or (c) any Act of God; fire; storm; flood; earthquake; accident; war; terrorism; rebellion; insurrection; riot; invasion; strike; and lockout.

16.11           Compliance with Applicable Laws and Standards.  In conducting any activity under this Agreement or in connection with the development, manufacture, use, sale, offer for sale, importation and exportation of the Products, PARI and Transave shall comply with all Applicable Laws and Standards including, but not limited to, all import and export regulations of the applicable authorities in the Transave Territory.

16.12           Relationship of the Parties.  In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between or among any of the Parties.  Except as otherwise provided herein, no Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of any other Party.  No Party shall be liable for the act of any other party unless such act is expressly authorized in writing by such Party.

16.13           Choice of Language.  This Agreement, originally written in the English language, shall be governed by the English language.  In the event any dispute arises with respect to this Agreement, the meanings of all terms and provisions of this Agreement shall be interpreted in their original English form.  The governing language of all correspondence related to reporting, negotiation, disputes, arbitration and notice requirements shall be the English language.  The Parties shall bear their own expenses for having text or other communications translated into the English language.

16.14           Injunctive Relief.  Each Party hereto understands and agrees that the unauthorized use and the threatened use or disclosure of the other Party’s Intellectual Property, Project Intellectual Property or Confidential Information may cause irreparable, competitive harm and significant injury.  Therefore, in the event of such unauthorized use or disclosure, in addition to all rights and remedies available to it at law and in equity, including the collection of damages, each Party hereto shall be entitled to seek immediate injunctive relief as is necessary to restrain any continuing or further breach of this Agreement without sharing or proving any actual damages sustained by such Party and without requirement of bond.

IN WITNESS WHEREOF, the Parties hereby have executed this Agreement, as of the Effective Date.

Transave:	PARI:

TRANSAVE, INC.	PARI PHARMA GMBH

By:	/s/ Tim Whitten	By:	/s/Martin Knoch

Name:	Tim Whitten	Name:	Martin Knoch

Title:	CEO/President	Title:	President

Date:	4/25/08	Date:	4/30/08

EXHIBIT 1.35

[***]

EXHIBIT 1.38

[***]

EXHIBIT 1.38A

[***]

EXHIBIT 2.2

[***]

EXHIBIT 4.1

[***]

EXHIBIT 7.5(a)

[***]

EXHIBIT 7.5(b)

[***]

EXHIBIT 7.6(a)

[***]

EXHIBIT 8.9

[***]

EXHIBIT 11.5

[***]

EXHIBIT 12.1

[***]

AMENDMENT NO. 1
TO LICENSE AGREEMENT BETWEEN
TRANSAVE, INC. AND PARI PHARMA GMBH

This first amendment (“Amendment No. 1”) effective the 24th day of June, 2009

(“Effective Date”) is made to the License Agreement dated and effective the 25th of April 2008 (“Agreement”) between PARI Pharma GmbH, a German corporation with a principal place of business at Moosstrasse 3, D-82319 Starnberg, Germany (“PARI”) and Transave, Inc., a Delaware corporation with registered Offices at 11 Deer Park Drive, Suite 117, Monmouth Junction, NJ 08852, United States of America (“Transave”).  PARI and Transave shall be referred to collectively as the “Parties.”

WHEREAS Transave and PARI desire to add to the Transave Field a Secondary Indication, Non-tuberculosis Mycobacteria infections, pursuant to Sections 1.50 and 2.6 of the Agreement; and

WHEREAS Transave and PARI desire to amend the Agreement to provide terms for the added indication.

NOW, THEREFORE, in consideration of the recitals set forth above, the mutual covenants, terms and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to amend the Agreement as follows:

1.	Section 1,54, line 2, delete “cystic fibrosis (CF) and/or bronchiectasis” and insert --cystic fibrosis (CF), bronchiectasis and/or Non-tuberculosis Mycobacteria infections--.

2.	Section 2.5, line 5, delete “CF, Bronchiectasis or such Secondary Indication” and insert -- CF, Bronchiectasis, Non-tuberculosis Mycobacteria infections or any other Secondary Indication,

3.	Section 4.1, line 9, change “2.5.2” to –2.5--.

4.	Section 4.2(a),
line 3, delete “CF and/or Bronchiectasis” and insert --CF, Bronchiectasis and/or Non-tuberculosis Mycobacteria infections--; and
line 26 (last line), delete “CF and Bronchiectasis” and insert --CF, Bronchiectasis and Non-tuberculosis Mycobacteria infections--.

5.
Section 4.2(b), delete “PARI’s obligations under Section 4.2(a) shall be conditioned upon Transave complying with its diligence obligations as set forth in Sections 7.1 and 7.2.” and insert ---PARI’s obligations under Section 4.2(a) with respect to CF, bronchiectasis and Non-tuberculosis Mycobacteria infections, respectively, shall be conditioned upon Transave complying with its diligence obligations as set forth in Sections 7.1, 7.2 and 7.2A, respectively.--.

6.	Section 6.3, first paragraph,
line 3, before “in the event Transave” insert --(a)--; and
line 6, after “in effect” insert --, and (b) in the event Transave has permanent!), discontinued to Exploit the Drug Product for CF in accordance with Section 7.1(a) and discontinued to Exploit the Drug Product for Bronchiectasis, then the Annual Minimum Royalty shall no longer be applicable for the Drug Product for CF or Bronchiectasis but the obligation to pay Annual Minimum Royalties for the Drug Product shall apply to Non-tuberculosis Mycobacteria infections--.

7.	Section 6.3(b), lines 5-6, delete “CF or Bronchiectasis” and insert --CF, Bronchiectasis or Non-tuberculosis Mycobacteria infections--.

8.	Section 7.2(b), line 4, delete “CF or any Secondary Indication” insert --CF, Non- tuberculosis Mycobacteria infections or any other Secondary Indication--.

9.	Before Section 7.3, insert a new section 7.2A as follows:

“ 7.2A	Transave Development and Commercialization Diligence for Non-tuberculosis Mycobacteria Infections.

(a)           The Parties agree that Transave will use Commercially Reasonable Efforts to meet the following milestone with respect to Non-tuberculosis Mycobacteria infections:

Milestone Activity	Milestone Deadline
1. Diligence Milestone 1: Last patient to complete the Phase II Trial for Non-tuberculosis Mycobacteria infections	[***]
2. Other Diligence Milestones: see below

Within one hundred eighty (180) days following the final results of the Phase II Trial for Non-tuberculosis Mycobacteria infections, the Parties, acting in good faith, will negotiate additional milestones that meet reasonable industry standards.  If no additional milestones are agreed to within such time period, and the lack of milestones is not mutually agreed by both parties, then at PARI’s option, PARI may by providing prompt written notice to Transave, (1) make the license granted to Transave under this Agreement non-exclusive and PARI’s non- compete obligations set forth in Section 4.2 shall terminate or (ii) terminate the license granted to Transave under this Agreement, in each case solely with respect to Non-tuberculosis Mycobacteria infections.

If Transave fails to meet a milestone within the applicable time period, other than any failure resulting from a breach of this Agreement by PARI, then, subject to the provisions of Section 7.3, PARI shall have the option to render Transave’s license hereunder non-exclusive solely with respect to Non-tuberculosis Mycobacteria infections and to terminate its obligation not to compete with Transave in Non-tuberculosis Mycobacteria infections as set forth in Section 4.2 of this Agreement.  Such option must be exercised by sending the Diligence Termination Notice to Transave, and shall become effective on the thirtieth (30th) day following the date of the Diligence Termination Notice.  If such milestone is still not met within twelve (12) months of the applicable time period, other than any failure resulting from a breach of this Agreement by PARI, then, subject to the provisions of Section 7.3, PARI shall have the option to terminate the license granted to Transave under this Agreement with respect to Non-tuberculosis Mycobacteria infections only by providing written notice thereof to Transave.

(b)           For the avoidance of doubt, subject to the provisions of Section 7.2A(a), nothing in this Agreement shall impart any obligation on Transave to pursue the indication of Non-tuberculosis Mycobacteria infections, and Transave’s activity or lack of activity with respect to Non-tuberculosis Mycobacteria infections shall not affect in any way Transave’s rights in and to CF, Bronchiectasis or any other Secondary Indication.

10.	Section 7.3, line 2,: delete “Section 7.1(b) and/or 7.2(a)” and insert --Section 7.1(b), 7.2(a) and/or 7.2A(a)--.

11.	Section 15.4,
line 10, delete “Section 6.3(b) for both CF and Bronchiectasis” and insert -- Section 6.3(b) for CF, Bronchiectasis and Non-tuberculosis Mycobacteria infections--; and
line 11, after “7.1(b) and 7.2(a)” insert --and 7.2A(a)--.

IN WITNESS WHEREOF, the Parties have executed this Amendment No.1 as of the Effective

Date indicated above.

TRANSAVE, INC.		PARI PHARMA GMBH

By:	/s/ Tim Whitten	By:	/s/ Martin Knoch
	Tim Whitten		Martin Knoch
	President and CEO		President

Date:	July 14, 2009	Date:	July 6, 2009

ASSIGNMENT AND AMENDMENT NO. 2
TO LICENSE AGREEMENT BETWEEN
TRANSAVE, INC. AND PARI PHARMA GMBH

This assignment and second amendment (“Amendment No, 2”) effective the 22nd day of December, 2010 (“Effective Date”) to the License Agreement dated and effective the 25th of April 2008, between PARI Pharma GmbH, a German corporation with a principal place of business at Moosstrasse 3, D-82319 Starnberg, Germany (“PARI”) and Transave, Inc., a Delaware corporation (“Transave Inc.”), as amended by Amendment No. 1 the 24th day of June 2009 (collectively, the “Agreement”), is entered into between PARI, Transave, LLC, a Delaware limited liability company and successor to Transave, Inc. (“Transave LLC”) and Insmed Incorporated, a Virginia corporation with registered Offices at 8720 Stony Point Parkway, Suite 200, Richmond, VA 23235 (“Insmed”).  PARI, Transave, LLC and Insmed shall be referred to collectively as the “Parties.”

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 1, 2010, by and among Insmed, River Acquisition Co., a Delaware corporation and wholly owned subsidiary of Insmed, Transave, LLC, a wholly owned subsidiary of Insmed, Transave, Inc. and the Stockholders’ Agent named therein, Transave, Inc. was merged with and into Transave, LLC (the “Merger”);

WHEREAS, upon effectiveness of the Merger, the separate corporate existence of Transave, Inc. ceased and, by virtue of the Merger, Transave, LLC, as the surviving company, succeeded to all of the rights, Privileges, powers, franchises, liabilities and obligations of Transave, Inc.;

WHEREAS, the Merger constitutes a Sale of Business Transaction under the Agreement and Transave, LLC and Insmed are successors in interest to Transave, Inc., including for the purposes of Section 5.3(e) of the Agreement;

WHEREAS, the Parties desire that all rights and obligations of Transave, Inc. and Transave, LLC under the License Agreement be assigned to and assumed by Insmed, pursuant to Section 16.4 of the License Agreement; and

WHEREAS the Parties desire to modify the milestones for CF, Bronchiectasis and Non-tuberculosis Mycobacteria infections under the Agreement, all as set forth herein.

NOW, THEREFORE, in consideration of the recitals set forth above, the mutual covenants, terms and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Capitalized terms used but not defined in this Amendment No. 2 will have the meanings ascribed to them in the Agreement.

2.	The CF Milestone Activity and Milestone Deadline chart set forth in Section 7.1(b) of the Agreement is hereby amended as follows (deletions shown as strikethrough and insertions shown in underlining):

Milestone Activity	Milestone Deadline
1. Diligence Milestone 1: first Phase III Trial for CF begins	[***]
2. Diligence Milestone 2: first submission of an MAA application for CF in the Transave Territory	[***]

3.	Section 7.1(b)(i) of the Agreement is hereby amended by replacing the date of [***] with [***] and the date of [***] with [***]

4.	Section 7.1(b)(ii) of the Agreement is hereby amended by replacing the date of [***] with [***] and the date of [***] with [***]

5.
The Bronchiectasis Milestone Activity and Milestone Deadline chart set forth in Section 7.2(a) of the Agreement is hereby amended as follows (deletions shown as strikethrough and insertions shown in underlining):

Milestone Activity	Milestone Deadline
1. Diligence Milestone 1: Last patient to complete the Phase II Trial for Bronchiectasis	[***]
~~2. Other Diligence Milestones: see below~~ 2. Diligence Milestone 2: First Phase III Trial for Bronchiectasis begins	[***]
3. Diligence Milestone 3: First submission of an MAA application for Bronchiectasis in the Transave Territory	[***]

6.
The Non-tuberculosis Mycobacteria Infections Milestone Activity and Milestone Deadline chart set forth in Section 7.2(a) is hereby amended as follows (deletions shown as strikethrough and insertions shown in underlining):

Milestone Activity	Milestone Deadline
1. Diligence Milestone 1: ~~Last patient to complete the~~ Phase II or III Trial for Non-tuberculosis Mycobacteria infections begins	[***]
2. Other Diligence Milestones: see below

7.
Pursuant to Section 16.4 of the Agreement, all rights of Transave, Inc. and Transave, LLC into and under the Agreement, and all obligations and liabilities of Transave, Inc. and Transave, LLC thereunder, are hereby assigned to Insmed, and Insmed hereby accepts such assignment of rights and assumes such obligations and liabilities, and from and alter the date hereof Insmed shall be substituted for Transave Inc. as a party to the License Agreement.

8.	The second milestone event and second milestone payment set forth in Section 5.2 of the Agreement is hereby amended as follows (deletions shown as strikethrough and insertions shown in underlining):

2. Initiation of the first Phase III Trial of Drug Product with the Device	[***] [***] either in cash, Qualified Stock or a combination of cash and Qualified Stock

9.	As partial consideration for this Amendment No. 2, Insmed agrees to pay PARI a fee of [***] immediately upon execution hereof.

10.
Upon execution, this Amendment No. 2 shall be made a part of the Agreement and shall be incorporated therein by reference.  Except as provided herein, all other terms and conditions of the Agreement shall remain in full force and effect.

[Signatures an Following Page]

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 2 as of the Effective Date indicated above.

INSMED INCORPORATION		PARI PHARMA GMBH

By:	/s/ Timothy Whitten	By:	/s/ Martin Knoch
Timothy Whitten			Martin Knoch
President and CEO			President

Date:	12/22/10	Date:	01/03/11

TRANSAVE, LLC

By: Insmed Incorporated, Managing Member

By:	/s/ Timothy Whitten
Timothy Whitten
President and CEO

Date:	12/22/10

AMENDMENT NO. 3
TO LICENSE AGREEMENT BETWEEN
TRANSAVE, INC. AND PARI PHARMA GMBH

This third amendment (“Amendment No. 3”) effective the 6th day of March, 2012 (“Effective Date”) to the License Agreement dated and effective the 25thof April 2008, between PARI Pharma GmbH, a German corporation with a principal place of business at Moosstrasse 3, D-82319 Starnberg, Germany (“PARI”) and Transave, Inc., a Delaware corporation, as amended by Amendment No. 1 the 24th day of June 2009 and Assignment and Amendment No. 2 the 22nd day of December 2010  (collectively, the “Agreement”), is entered into between PARI and Insmed Incorporated (successor in interest to Transave, Inc), with registered offices at 9 Deer Park Drive, Suite C, Monmouth Junction, NJ 08852 (“Insmed”).  PARI and Insmed shall be referred to collectively as the “Parties.”

WHEREAS the Parties desire to modify the milestones for CF, Bronchiectasis and Non-tuberculosis Mycobacteria infections under the Agreement.

NOW, THEREFORE, in consideration of the recitals set forth above, the mutual covenants, terms and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.
Capitalized terms used but not defined in this Amendment No. 3 will have the meaningsascribed to them in the Agreement. Where revisions are made, the revisions are to be made to the most recent agreed upon language in effect as of the implementation of the Assignment and Amendment No. 2.

2.	The CF Milestone Activity and Milestone Deadline chart set forth in Section 7.1(b) of the Agreement is hereby amended as follows:

Milestone Activity	Milestone Deadline
1. Diligence Milestone 1: first Phase III Trial for CF begins	[***]
2. Diligence Milestone 2: first submission of an MAA application for CF in the Transave Territory	[***]

3.	Section 7.1(b)(i) of the Agreement is hereby amended by replacing the date of [***] with [***] and the date of [***] with [***]

4.	Section 7.1(b)(ii) of the Agreement is hereby amended by replacing the date of [***] with the date of [***] and the date of [***] with the date of [***]

5.	The Bronchiectasis Milestone Activity and Milestone Deadline chart set forth in Section 7.2(a) of the Agreement is hereby amended as:

Milestone Activity	Milestone Deadline
1. Diligence Milestone 1: Last patient to complete the Phase II Trial for Bronchiectasis	[***]
2. Diligence Milestone 2: First Phase III Trial for Bronchiectasis begins	[***]
3. Diligence Milestone 3: First submission of an MAA application for Bronchiectasis in the Transave Territory	[***]

6.	The Non-tuberculosis Mycobacteria Infections Milestone Activity and Milestone Deadline chart set forth in Section 7.2(a) is hereby amended as follows:

Milestone Activity	Milestone Deadline
1. Diligence Milestone 1: Phase II or III Trial for Non-tuberculosis Mycobacteria infections begins	[***]
2. Other Diligence Milestones: see below

7.
In consideration of PARI’s agreement to the extensions of the various Milestone Deadlines as set forth above and PARI's continued upholding of exclusivity in the field of Bronchiectasis, Insmed has the option to pay PARI [***]

8.
Upon execution, this Amendment No. 3 shall be made a part of the Agreement and shall be incorporated therein by reference.  Except as provided herein, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 3 as of the Effective Date indicated above.

INSMED INCORPORATED		PARI PHARMA GMBH

By:	/s/ Tim Whitten	By:	/s/ Martin Knoch
	Tim Whitten		Martin Knoch
	President and CEO		President

Date:	March 8, 2012	Date:	March 6, 2012

AMENDMENT NO. 4
TO LICENSE AGREEMENT BETWEEN
TRANSAVE, INC. AND PARI PHARMA GMBH

This fourth amendment (“Amendment No. 4”) effective May 21, 2012 (“Amendment No. 4 Effective Date”) to the License Agreement dated and effective the 25th of April 2008 between PARI Pharma GmbH, a German corporation with a principal place of business at Moosstrasse 3, D-82319 Starnberg, Germany (“PARI”) and Transave, Inc., a Delaware corporation, as amended by Amendment No. 1 the 24th day of June 2009, Assignment and Amendment No. 2 the 22nd day of December 2010, and Amendment No. 3 the 6th day of March 2012 (collectively, the “Agreement”), is entered into between PARI and Insmed Incorporated (successor in interest to Transave, Inc.), with registered offices at 9 Deer Park Drive, Suite C, Monmouth Junction, NJ 08852 (“Insmed”).  PARI and Insmed shall be referred to collectively as the “Parties”.

WHEREAS, during the performance of the Agreement, the Parties have made an invention that is directed, in part, to methods of delivering aminoglycosides with a certain nebulization rate, which nebulization rate may be achieved by using the Device of PARI; and

WHEREAS, the Parties now desire to amend the terms and conditions of the Agreement to assign such invention to Insmed such that Insmed will have the sole ownership of such invention.

NOW, THEREFORE, in consideration of the recitals set forth above, the mutual covenants, terms and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.           Definitions.  Capitalized terms used but not defined in this Amendment No. 4 will have the meanings ascribed to them in the Agreement.  A new definition is hereby added to the Agreement:

“Assigned Invention” means solely the invention described in the invention disclosure attached to Amendment No. 4 as Exhibit A, [***]

2.           Assignment of Invention.  Notwithstanding anything to the contrary in the Agreement, Insmed shall solely own all right, title and interest in and to the Assigned Invention, which shall be deemed Transave Intellectual Property for purposes of the Agreement and shall be excluded from the definition of Project Intellectual Property.  PARI hereby assigns and transfers to Insmed all of its right, title and interest in and to the Assigned Invention free and clear of any encumbrance throughout the world.  Upon Insmed’s request and at Insmed’s cost and expense, PARI shall take, and shall cause its employees and agents to take, all further acts reasonably required to evidence and effect such assignment and transfer to Insmed.  For clarity, as the sole owner of Project Data, Insmed shall have the rights, subject to the restrictions set forth in Section 3.2(b) of the Agreement and this Amendment No. 4, to use Project Data in connection with the practice of the Assigned Invention and in support of the filing, prosecution and maintenance of the Assigned Invention Patents (as defined in Paragraph 3 below).

3.           Patent Prosecution.  As the sole owner of the Assigned Invention, Insmed shall have the sole right and discretion, at its cost and expense, to prepare, file, prosecute and maintain patent applications and patents, including provisionals, additions, divisionals, continuations, substitutions, continuations-in-part, together with re-examinations, reissues, renewals or extensions thereof and all foreign counterparts of the forgoing claiming the Assigned Invention anywhere in the world (the “Assigned Invention Patent(s)”), and shall solely own all Assigned Invention Patents.  Insmed shall not file or amend any claims in Assigned Invention Patents that [***].  In addition, to the extent that any changes are made that impact or affect PARI Intellectual Property, the Project Intellectual Property or otherwise expand coverage beyond the Transave Field or Non-Compete in Section 4.2 of the Agreement, Insmed shall not file any divisional, continuation, or continuation-in-part of any Assigned Invention Patent without PARI’s prior written approval.  Upon Insmed’s request and at Insmed’s cost and expense, PARI shall provide Insmed all reasonable assistance and cooperation in connection with the prosecution and maintenance of the Assigned Invention Patents.  Insmed shall keep PARI reasonably informed on the status of Assigned Invention Patents.

4.           Joint Ownership of Assigned Invention Patents.  Notwithstanding anything to the contrary contained in the Agreement or this Amendment No. 4, if any Assigned Invention Patent contains or is amended to contain any claim that claims, in addition to the Assigned Invention, any embodiment of (i) the Device, (ii) any part of the Device, (iii) any method to manufacture the Device, or (iv) any method of using the Device, then Insmed shall and hereby does transfer and assign to PARI one undivided half interest in such Assigned Invention Patents that include such a claim, so that such Assigned Invention Patents are jointly owned by Insmed and PARI. This Paragraph 4 survives any termination or expiration of the Agreement.

5.           PARI Sole Ownership of Assigned Invention Patent(s).  Notwithstanding anything to the contrary contained in the Agreement or this Amendment No. 4, if any Assigned Invention Patent contains or is amended to contain any independent claim that claims any embodiment of (i) the Device, (ii) any part of the Device, (iii) any method to manufacture the Device, or (iv) any method of using the Device, but which does not claim the Assigned Invention, then Insmed shall and hereby does transfer and assign to PARI all right, title and interest in and to the Assigned Invention Patent that contains said independent claim. This Paragraph 5 survives any termination or expiration of the Agreement.

6.           License to PARI.  Insmed hereby grants to PARI a non-exclusive, perpetual, world-wide, transferable, irrevocable, royalty-free, fully paid-up, sublicenseable license to practice the Assigned Invention and Assigned Invention Patents (the “Assigned Invention Licenses”) (i) during the Royalty Term and thereafter outside the Transave Field; and, in addition, (ii) upon early termination of the Agreement by PARI due to Section 15.2 or 15.4, inside the Transave Field to include liposomal aminoglycoside formulations other than Arikace. PARI shall not, and shall not permit any of its Affiliates to, and shall use commercially reasonable efforts to prohibit any of its sublicensees to, (A) practice the Assigned Invention inside the Transave Field, during the Royalty Term, or (B) practice the Assigned Invention in connection with Arikace after earlier termination by PARI under Section 15.2 or 15.4. This Paragraph 5 survives any termination or expiration of the Agreement.

7.           Section  1.48 shall hereby be replaced in its entirety as follows:

“Royalty Term” means, on a country-by-country basis, the period commencing on the date of First Commercial Sale of Drug Product and continuing until the later of (a) Expiration of the (i) last Valid Claim covering the particular Device or (ii) the Assigned Invention Patents, in each case in the particular country in which any Product is sold or [***] after the First Commercial Sale of the Drug Product in such country in the Transave Territory.

6. Termination by PARI. Section 15.4 (ii) of the Agreement shall hereby be replaced in its entirety as follows:

[***]

7. Miscellaneous.  Upon execution, this Amendment No. 4 shall be made part of the Agreement and shall be incorporated therein by reference.  Except as provided herein, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 4 as of the Amendment No. 4 Effective Date indicated above.

Insmed Incorporated		PARI Pharma GmbH

By:	/s/ Tim Whitten	By:	/s/ Dr. Martin Knoch

Name:	Tim Whitten	Name:	Dr. Martin Knoch

Title:	President and CEO	Title:	President

Date:	May 12, 2012	Date:	May 12, 2012

INSMED -- Confidential Invention Disclosure

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